Exhibit 4.27

Execution Version

TERM LOAN FACILITY AGREEMENT

DATED 17 April 2014

for

SOUTHGOLD EXPLORATION PROPRIETARY LIMITED

(as Borrower)

with

THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1

(as Original Lenders)

and

CREDIT SUISSE AG

(as Facility Agent)

and

CREDIT SUISSE AG

(as Security Agent)

STANDARD CHARTERED BANK

(as Parallel Debt Agent)

and

PURPLE RAIN SECURITY SPV (RF) PROPRIETARY LIMITED

(as Security SPV)

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	4
2.	THE FACILITIES	34
3.	PURPOSE AND USE OF PROCEEDS	35
4.	CONDITIONS PRECEDENT	35
5.	UTILISATION	36
6.	REPAYMENT	36
7.	PREPAYMENT AND CANCELLATION	38
8.	INTEREST	40
9.	INTEREST PERIODS	41
10.	CHANGES TO THE CALCULATION OF INTEREST	41
11.	FEES	42
12.	VALUE ADDED TAX	42
13.	OTHER INDEMNITIES	43
14.	COSTS AND EXPENSES	44
15.	REPRESENTATIONS	45
16.	INFORMATION UNDERTAKINGS	55
17.	INSURANCE	58
18.	FINANCIAL COVENANTS	60
19.	PROJECT UNDERTAKINGS	61
20.	GENERAL UNDERTAKINGS	64
21.	ACCOUNTS AND PAYMENTS	71
22.	EVENTS OF DEFAULT	72
23.	CHANGES TO THE LENDERS	75
24.	CHANGES TO THE BORROWER	78
25.	ROLE OF THE ADMINISTRATIVE PARTIES	78
26.	PARALLEL DEBT OBLIGATION	84
27.	APPOINTMENT OF PARALLEL DEBT AGENT	85
28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	90
29.	SHARING AMONG THE FINANCE PARTIES	90
30.	PAYMENT MECHANICS	92
31.	SET-OFF	95
32.	NOTICES	95
33.	CALCULATIONS AND CERTIFICATES	97
34.	PARTIAL INVALIDITY	97
35.	REMEDIES AND WAIVERS	97
36.	AMENDMENTS AND WAIVERS	97
37.	COUNTERPARTS	100
38.	GOVERNING LAW	100
39.	ENFORCEMENT	100
Schedule 1 Original Lenders		101
Schedule 2 Form of Transfer Certificate		102
THE SCHEDULE Commitment/rights and obligations to be transferred		103
Schedule 3 Mining Titles		104
Schedule 4 Disclosure		105
Schedule 5 Pro forma Monthly Report		106
Schedule 6 Pro forma Production Report		109
Southgold Exploration operating results (‘Expressed in US Dollars)		109
Schedule 7 Fixed Payment Schedule		1
Schedule 8 Independent Expert Protocol		1
SIGNATURES		2

- i -

THIS TERM LOAN FACILITY AGREEMENT dated      March 2014 (this Agreement) is made

BETWEEN:

(1)	SOUTHGOLD EXPLORATION PROPRIETARY LIMITED, a private company incorporated under the laws of South Africa, with registration number 2000/016129/07, as borrower (Southgold or the Borrower);

(2)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Lenders), as lenders (in this capacity, each an Original Lender);

(3)	CREDIT SUISSE AG, of Paradeplatz 8, 8001 Zurich, Switzerland as facility agent of the Finance Parties (in this capacity, the Facility Agent);

(4)	CREDIT SUISSE AG, of Paradeplatz 8, 8001 Zurich, Switzerland as facility agent of the Finance Parties (in this capacity, the Security Agent);

(5)	STANDARD CHARTERED BANK (in this capacity as Parallel Debt Agent); and

(6)	PURPLE RAIN SECURITY SPV (RF) PROPRIETARY LIMITED a private company incorporated under the laws of South Africa, with registration number 2010/007093/07 and registered office at 5th Floor, The Terraces, 25 Protea Road, Claremont 7708 (the Security SPV).

WHEREAS

A.	The Lenders have provided a secured US$160,000,000 (one hundred and sixty million dollars) loan facility to GBGL (the Original Term Loan Facility), as well as a secured US$35,000,000 (thirty five million dollars) loan facility to GBGL (the Original DIP Loan Facility).

B.	GBGL and Southgold entered into an intragroup loan agreement dated 24 May 2010 (as amended and restated pursuant to an amendment and restatement agreement dated 3 October 2012 and most recently amended pursuant to a confirmation and amendment agreement dated on or about 22 February 2013) (the Intra-Group Loan Agreement).

C.	Pursuant to the provisions of a Security Assignment of Receivables Agreement dated 24 May 2010, GBGL ceded to CS (as Security Agent) all its present and future rights, title and interest in and to all receivables owing to GBGL by Southgold (which includes GBGL’s rights in terms of the Intra-Group Loan Agreement) as security for its obligations under the Original Term Loan Facility.

D.	The Group, the Lenders, the Security SPV and the Former Parties entered into a subordination agreement dated 3 October 2012, as amended pursuant to a confirmation and amendment agreement dated on or about 22 February 2013, and as most recently amended by the Group, the Lenders and the Security SPV amended pursuant to a deed of amendment (the Deed of Amendment) dated on or about 4 August 2013), in terms of which it was agreed that the Original DIP Loan Facility shall be contractually secured in priority to the Original Term Loan Facility (the Original Subordination Agreement).

E.	The Lenders provided a further US$16,000,000 (sixteen million dollars) to GBGL thereby increasing the total amount of the Original DIP Loan Facility to US$51,000,000 (fifty one million dollars) (the DIP Facility Increase). In connection with the DIP Facility Increase, it was agreed that GBGL would on-lend a further amount to Southgold up to US$16,000,000 (sixteen million dollars) via the Intra-Group Loan Agreement as most recently amended pursuant to the Deed of Amendment.

F.	The Guarantors (as that term is defined therein) and the Lenders entered into a guarantee agreement on or about 3 October 2012, as amended pursuant to an amendment agreement dated on or about 22 February 2013, and most recently amended pursuant to an amendment agreement dated 4 August 2013, pursuant to which, inter alia, the Guarantors guaranteed the obligations of GBGL under the Original DIP Loan Facility, the DIP Facility Increase, and in the case of the Guarantors, other than the Former Parties, the Receivership Funding, to the Lenders, all on the terms and subject to the conditions contained therein (the DIP Guarantee).

G.	GBGL has been placed under receivership and FTI Consulting Canada Inc. has been appointed as receiver and manager of GBGL (the Receiver) (solely in such capacity and not in its corporate or personal capacity) pursuant to the order of the Supreme Court of British Columbia made on 28 June 2013 (as it may be amended from time to time, the Receivership Order).

H.	The Lenders have agreed to advance a further amount up to US$8,000,000 (eight million dollars) to the Receiver in a separate funding arrangement (the Receivership Funding). Additionally, the Lenders have consented to the use of funds held by GBG and in the control of the Receiver up to a maximum amount of US$2,000,000 (two million dollars) to be on-lent by the Receiver to the Borrower for purposes of funding the management and administration expenses of the Borrower, subject to an approved budget (the Administration Expenses). In connection with the Receivership Funding and the Administration Expenses, it has been agreed that the Receiver will on-lend to the Borrower all monies drawn down by it in terms of the Receivership Funding and the Administration Expenses as authorised pursuant to paragraph 4(t) of the Receivership Order.

I.	On 11 July 2013 the Business Rescue Plan (premised on the Wits Gold Offer) was approved inasmuch that the Business Rescue Plan was supported by the holders of 95.99% (ninety five comma nine nine percent) of the voting interests that were voted. The offer by Wits Gold is subject to a number of conditions precedent including the restructuring of the debt obligations of Southgold pursuant to which, inter alia, certain existing finance documents and security agreements will be cancelled and new agreements entered into.

J.	Pursuant to the provisions of the Deed of Assignment of Loan Agreement, GBGL will assign to the Lenders loans under the Intra-Group Loan Agreement in an amount of US$178,100,00.00(as adjusted should the Facility A1 Commitment not have been drawn in full at the Effective date) (the Total Loan) and related rights under the Intra-Group Loan Agreement and the balance of loans under the Intra-Group Loan Agreement and related rights thereunder to Wits Gold.

K.	Pursuant to the provisions of the Deed of Assignment of Loan Agreement to Wits Gold, GBGL will assign to Wits Gold, after having executed the Deed of Assignment of Loan Agreement, the balance of its rights remaining under the Intra-Group Loan and under the Acknowledgement of Debt.

L.

Sibanye has made an offer to the Wits Gold board of directors to acquire, by way of a scheme of arrangement, the entire issued share capital of Wits Gold for cash (Proposed Transaction) on the terms and conditions set out in the implementation agreement entered into between Sibanye and Wits Gold on or about 10 December 2014. Provided that the conditions precedent to the

Proposed Transaction are met and the Proposed Transaction implemented, the Proposed Transaction will result in Sibanye becoming the registered and beneficial owner of 100% of the issued shares in Wits Gold. It is envisaged that the Proposed Transaction will be implemented on or before the Transaction Implementation Date.

M.	Accordingly, the Parties have agreed to enter into this Agreement on the terms set out herein, whereby, inter alia, on the Effective Date the Total Loan will be restructured into term loans in accordance with the terms of this Agreement.

IT IS AGREED as follows

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

In this Agreement and in the preamble:

1.1.1.	Accounting Year means any period of twelve consecutive calendar months ending on 31 December;

1.1.2.	Acknowledgement of Debt means the acknowledgement of debt entered into by GBGL, N5C, N6C, GBG RSA and the Borrower on 24 May 2010 and as amended on or about 3 October 2012, detailing the consolidation and outstanding amount of, certain loans made between such parties;

1.1.3.	Additional Site Mortgage means the third indemnity and covering mortgage bond executed by the Borrower on 14 September 2011 and registered in the applicable deeds registry, over all its immovable properties, in favour of the Security SPV, as security for, amongst other things, the Secured Liabilities, as supplemented or otherwise modified from time to time;

1.1.4.	Additional Borrower Special and General Notarial Bond means the further special and general notarial covering bond or bonds, subject to the laws of South Africa executed by the Borrower in favour of the Security SPV on 8 December 2011 and duly registered in the applicable deeds registry, over all its moveable assets as security for, amongst other things, the Secured Liabilities, as supplemented or otherwise modified from time to time;

1.1.5.	Administrative Party means an Agent;

1.1.6.	Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company (including their head offices and branches);

1.1.7.	Agent means the Facility Agent or the Security Agent;

1.1.8.	Applicable Permit shall mean at any time any Permit that is necessary to be obtained by or on behalf of the Borrower at such time in light of the stage of development, construction or operation of the Project to enable the Borrower to construct, test, operate, maintain, repair, own its interest in or use the Project in accordance with applicable law;

1.1.9.	Approved Insurer means any insurer that has a rating of at least BBB+ from a relevant rating agency;

1.1.10.	Approved Offtaker means Red Kite and any other Offtakers approved from time to time by the Facility Agent;

1.1.11.	Authorisation means an authorisation, consent, approval, resolution, license, exemption, filing, agreement, certificate, permit, notarisation, order, or registration and, if the same is conditional, the compliance with all the conditions stipulated therein or an exemption from any of the aforesaid, by, with or from any Governmental Authority, including without limitation, the Mining Titles;

1.1.12.	Authorised Officer means in respect of the Borrower, any director, attorney, the president, chief financial officer or company secretary, or any other person from time to time authorised by directors’ resolution (a certified copy of which is delivered to the Facility Agent) or nominated by the Borrower by a written notice to the Facility Agent, as an authorised officer to sign notices or documents on its behalf in connection with any of the Finance Documents or, whilst the Borrower is in Business Rescue, the Business Rescue Practitioner;

1.1.13.	Authorised Recipient means:

1.1.13.1.	any Finance Party;

1.1.13.2.	any Affiliate, head office or branch of a Finance Party;

1.1.13.3.	any employee, officer, representative or legal adviser of a Finance Party (or any other person providing professional services to a Finance Party which is required to receive any information in relation to any Finance Document);

1.1.13.4.	any agent or independent contractor of a Finance Party which is under a contractual obligation of confidentiality to that Finance Party;

1.1.13.5.	a party which is, or could reasonably be expected to be, an assignee, novatee, transferee or participant (or any agent or adviser of any of the foregoing) in relation to all or any of a Finance Party’s rights and/or obligations under any Finance Document;

1.1.13.6.	any person with (or through) whom (or any agent or adviser of any such person) a Lender enters into (or shows a demonstrable intention to enter into) any sub- participation in relation to this Agreement or in relation to any other transaction under which payments are to be made by reference to this Agreement;

1.1.13.7.	any rating agency, insurer or insurance broker of, or any direct or indirect provider of credit protection to, a Finance Party;

1.1.13.8.	any regulatory, supervisory or Governmental Authority which has jurisdiction over a Finance Party;

1.1.13.9.	the Borrower or any shareholder of the Borrower;

1.1.13.10.	any person permitted by the Borrower;

1.1.13.11.	any person who is succeeding (or shows a demonstrable intention to succeed) the Facility Agent in such capacity;

1.1.13.12.	any person to whom a Finance Party is required by Law, regulation or competent court or tribunal to make disclosure; or

1.1.13.13.	any person to whom a Finance Party is under a legal duty to disclose or, where such person is a regulatory authority, which has requested such disclosure in compliance with any regulation,

provided that, in relation to Clauses 1.1.13.4, 1.1.13.5 and 1.1.13.6, the person to whom the information is to be given has entered into a Confidentiality Undertaking;

1.1.14.	Base Currency means US Dollars;

1.1.15.	Benefit Plans means any pension, retirement, savings, profit sharing, health, medical, dental, disability, life insurance, welfare or other employee benefit plan, program, policy or practice, whether written or oral, funded or unfunded, registered or unregistered, which is sponsored, maintained or contributed to or required to be contributed to by the Borrower or under which the Borrower has any actual or potential liability, other than a Pension Plan;

1.1.16.	Borrower means Southgold;

1.1.17.	Borrower Cession in Security means the cession in security to be granted by the Borrower in favour of the Security SPV over:

1.1.17.1.	the Proceeds Account;

1.1.17.2.	the proceeds of all designated Insurances;

1.1.17.3.	the proceeds payable to the Borrower under the Offtake Contract between Red Kite and the Borrower; and

1.1.17.4.	its third party claims,

in each case as security for, amongst other things, the Secured Liabilities, as amended, restated, supplemented or otherwise modified from time to time;

1.1.18.	Borrower Change of Control means any person or group of persons acting in concert gains direct or indirect control of the Borrower. For the purposes of this definition:

1.1.18.1.	“control” of the Borrower means:

1.1.18.1.1.	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

1.1.18.1.1.1.	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Borrower;

1.1.18.1.1.2.	appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower; or

1.1.18.1.1.3.	give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply;

1.1.18.1.2.	the holding beneficially of more than 50% (fifty per cent) of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

1.1.18.2.	“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Borrower by any of them, either directly or indirectly, to obtain or consolidate control of the Borrower;

1.1.19.	Borrower Indemnity means the indemnity agreement to be entered into by the Borrower, the Security SPV, the Owner Trust and CS, pursuant to which the Borrower will indemnify the Security SPV against any losses arising from claims made by the Finance Parties under the Security SPV Guarantee;

1.1.20.	Borrower Special and General Notarial Bond means the special and general notarial covering bond granted, executed and registered by Borrower in favour of the Security SPV on 12 May 2010 over all its moveable assets, as security for, amongst other things, the Secured Liabilities, as amended, restated, supplemented or otherwise modified from time to time;

1.1.21.	Break Costs means the amount (if any) by which:

1.1.21.1.	the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

1.1.21.2.	the amount which that Lender would be able to obtain, such amount to be determined on the basis of the Screen Rate, by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

1.1.22.	Break Gains means the amount (if any) by which the amount referred to in Clause 1.1.21.2 exceeds the amount referred to in Clause 1.1.21.1;

1.1.23.	Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business:

1.1.23.1.	in relation to determination of a Quotation Day, in Zurich, New York and London; and

1.1.23.2.	for all other purposes, in Johannesburg, Zurich, London and New York;

1.1.24.	Business Rescue Plan means a plan as contemplated by section 150 of the Companies Act by the Business Rescue Practitioner in terms of the Business Rescue Proceedings, after consulting the creditors, other affected persons and the management of the Borrower, as approved by the creditors of the Borrower on 11 July 2013;

1.1.25.	Business Rescue Practitioner means Petrus Francois van den Steen of V-Squared Rescue Business Services and any successor thereof appointed in the Business Rescue Proceedings;

1.1.26.	Business Rescue Proceedings means the Business Rescue proceedings commenced by the Borrower on 14 September 2012 pursuant to Chapter 6 of the Companies Act;

1.1.27.	Calculation Date means the date that is 45 (forty five) days after the last day of the immediately preceding Calculation Period;

1.1.28.	Calculation Period means each period of 6 (six) months of each year:

1.1.28.1.	commencing on 1 January and ending on 30 June; and

1.1.28.2.	commencing on 1 July and ending on 31 December; and

1.1.28.3.	the first Calculation Period shall be the period of 6 (six) months commencing on the later to occur of 1 January or 30 June prior to the Effective Date and ending on the corresponding date 6 (six) months hence, being either 30 June or 31 December, respectively, immediately following the expiry of the Moratorium;

1.1.29.	Capex Budget means the timed budget for any Capital Expenditure to be incurred in relation to the Project, as delivered to the Facility Agent (as part of the Mine Plan) in connection with the Facility A Loans as revised, updated or replaced pursuant to Clause 16.1 (Financial Statements, Project Reports and Monthly Reports);

1.1.30.	Capital Expenditure means any expenditure of a capital (but not an operating) nature incurred or to be incurred in acquiring and/or constructing fixed assets, plant and equipment (including renewals or improvements and replacements, but excluding repairs), as each such category of costs is set out in the Mine Plan;

1.1.31.	Cash Equivalent Investments means:

1.1.31.1.	certificates of deposit maturing within 1 (one) year after the relevant date of calculation and issued by an Acceptable Bank;

1.1.31.2.	any investment in marketable obligations issued or guaranteed by the Government of South Africa or by an instrumentality or agency of the Government of South Africa having an equivalent credit rating which:

1.1.31.2.1.	matures within 1 (one) year after the relevant date of calculation; and

1.1.31.2.2.	is not convertible to any other security;

1.1.31.3.	investments accessible within 30 (thirty) days in money market funds which have a credit rating of either a A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s and invest substantially all their assets in securities of the types described in clauses 1.1.31.1 and 1.1.31.2 above, or

1.1.31.4.	any other debt security or investment approved by the Majority Lenders,

in each case, denominated in Rand and to which the Borrower is alone beneficially entitled and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Security Documents), provided that:

1.1.31.5.	cash that is encumbered (except as security for the Term Loan Facility) including, cash held as security for guarantees issued by the Borrower; and

1.1.31.6.	funds ring-fenced and identifiable for the purpose of the Borrower’s obligations of rehabilitation under the Mine Plan,

shall be excluded from the scope of this definition;

1.1.32.	Clean-Up Date means the date falling 270 (two hundred and seventy) days after the Effective Date;

1.1.33.	Clean-Up Period means the period from the Effective Date to and including the Clean-Up Date;

1.1.34.	Clean-Up Representation means any of the representations and warranties under Clauses 15.6 (Governmental Approvals); 15.7 (Environmental Claims), 15.8 (Mining Titles and Property Rights), 15.9 (Authorisations), 15.10 (Land Claims), 15.11 (Taxes), 15.12 (Validity and admissibility in evidence), 15.13 (Compliance with Laws), 15.14 (Deduction of Tax), 15.15 (No filing or stamp taxes), 15.16 (No default), 15.17 (No misleading information), 15.18 (No changes), 15.19 (Financial statements), 15.20 (No undisclosed liabilities), 15.21 (No winding-up), 15.22 (No proceedings pending or threatened), 15.23 (No Security), 15.25 (Financial Indebtedness), 15.26 (Ranking of Security granted by Intra-Group Borrower), 15.28 (Transaction Documents), 15.29 (Establishment), 15.30 (Title), 15.31 (BEE or BBBEE), 15.32 (Pension Plans and Benefit Plans), 15.33 (Employee matters), 15.34 (Investment company), 15.36 (Property Rights), 15.37 (Assets), 15.39 (Permits), 15.40 (Labour disputes), 15.41 (Compliance with Social Plan) and 15.42 (Intellectual Property);

1.1.35.	Clean-Up Undertaking means any of the undertakings specified in Clause 19 (Project Undertakings) and Clause 20 (General Undertakings);

1.1.36.	Collateral means all property, assets and undertaking of the Borrower, now owned or hereafter acquired, upon which Security is purported to be created by any Security Document;

1.1.37.	Commitment means the Facility A1 Commitment, the Facility A2 Commitment, the Facility A3 Commitment and the Facility A4 Commitment;

1.1.38.	Companies Act means the South African Companies Act, 2008;

1.1.39.	Confidentiality Undertaking means a confidentiality undertaking substantially in a form recommended for the time being by the LMA for such purpose or in any other form agreed between the Borrower and the Facility Agent;

1.1.40.	Construction Contracts means all contracts and other agreements entered into between the Borrower and any Contractors in relation to the Mine Plan;

1.1.41.	Construction Project means the commissioning, development and construction of the Mine in accordance with the Mine Plan;

1.1.42.	Contractors means any contractors employed to effect any Capital Expenditure or other expenditure;

1.1.43.	CS means Credit Suisse AG, a banking institution incorporated under the laws of Switzerland, acting through its office at Paradeplatz 8, 8001 Zurich, Switzerland;

1.1.44.	Current Assets means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of the Borrower including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) expected to be realised within 12 (twelve) months from the date of computation but excluding amounts in respect of:

1.1.44.1.	receivables in relation to Tax;

1.1.44.2.	Exceptional Items and other non-operating items; and

1.1.44.3.	insurance claims;

1.1.45.	Current Lender has the same meaning given to the term in Clause 23.1 (Assignments and Transfers by the Lenders);

1.1.46.	Current Liabilities means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of the Borrower expected to be settled within 12 (twelve) months from the date of computation but excluding amounts in respect of:

1.1.46.1.	liabilities for Borrowings and Finance Charges;

1.1.46.2.	liabilities for Tax;

1.1.46.3.	Exceptional Items and other non-operating items; and

1.1.46.4.	insurance claims;

1.1.47.	Deed of Amendment has the meaning given thereto in Preamble D;

1.1.48.	Deed of Assignment of Loan Agreement means the deed ofassignment of loan agreement to be entered into as a deed between GBGL, the Borrower and the Original Lenders, pursuant to which GBGL will assign its rights under the Intra-Group Loan Agreement to the Lenders such that the Original Lenders will obtain an aggregate claim in an amount equal to the Total Loan and the balance of loans under the Intra-Group Loan Agreement to Wits Gold;

1.1.49.	Deed of Assignment of Debt means the deed of assignment of debt to be entered into as a deed between GBGL, the Borrower and Wits Gold pursuant to which GBGL will assign to Wits Gold all of its rights under the Acknowledgement of Debt;

1.1.50.	Default means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period or other lapse of time, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

1.1.51.	DIP Facility Increase has the meaning given to that term in Preamble E;

1.1.52.	DIP Guarantee has the meaning given to it in Preamble F;

1.1.53.	Disruption Event means either or both of:

1.1.53.1.	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

1.1.53.2.	the occurrence of any other event which results in a disruption (of a technical or systems- related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

1.1.53.2.1.	from performing its payment obligations under the Finance Documents; or

1.1.53.2.2.	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

1.1.54.	EBITDA means in respect of a Calculation Period, the operating profit of the Borrower:

1.1.54.1.	before taxation;

1.1.54.2.	before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Calculation Period;

1.1.54.3.	not including any accrued interest owing to any member the Group;

1.1.54.4.	after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in that Calculation Period); and

1.1.54.5.	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset during the relevant Calculation Period,

provided that such operating profit shall only be in relation to the proceeds received by the Borrower from minerals extracted from the geological and geophysical areas comprising the Existing Mining Titles;

1.1.55.	Effective Date means the Transaction Implementation Date;

1.1.56.	End of Life of Mine means the date on which the Reserves and Resources contained under the Existing Mining Titles are depleted in accordance with the Mine Plan;

1.1.57.	Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

1.1.57.1.	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

1.1.57.2.	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

1.1.57.3.	land (including, without limitation, land under water);

1.1.58.	Environmental Claim means any and all liabilities, losses, administrative, regulatory or judicial actions, suits, written demands, decrees, written claims, liens, judgments, warning notices, notices of non-compliance or violation, governmental investigations, governmental proceedings, removal or remedial actions, orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, relating in any way to any Environmental Law, the Environmental Management Plan, the Environmental Management System, the occupational health and safety requirements of the Laws, any Environmental Authorisation or any Permit issued under any such Environmental Law (hereafter Claims), including (a) any and all Claims by Governmental Authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or fines, penalties or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health and safety or the Environment under any Environmental Law;

1.1.59.	Environmental Law means any applicable law or regulation which relates to any aspect of the Environment and or any impact thereon, including, without limitation, the MPRDA and the Equator Principles, and any local Laws, rules or regulations implementing or comparable to the foregoing requirements in any other jurisdiction in which the Borrower or any of its Subsidiaries has or shall have mining operations, as the same has been or may be amended or supplemented in each case;

1.1.60.	Environmental Management Plan or EMP means the environmental management plan that the Borrower is required to prepare and implement in terms of any Environmental Permit;

1.1.61.	Environmental Management System or EMS the environmental management system that the Borrower shall prepare and implement pursuant to the Environmental Management Plan and any Environmental Permit;

1.1.62.	Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Borrower conducted on or from the Properties;

1.1.63.	Equator Principles means the set of voluntary guidelines adopted and interpreted in accordance with International Finance Corporation Performance Standards and the World Bank’s EHS Guidelines, adopted by Equator Principle Financial Institutions (EPFI), as updated from time to time and set out in full (as at the date of signature of this Agreement at www.equator-principles.com.) which provide a common framework for each EPFI to develop its individual policies, practices and procedures to ensure that projects are assessed according to specific social and environmental considerations and are carried out in a socially and environmentally responsible manner;

1.1.64.	Equator Principles Requirements means the Facility Agent’s and each Lender’s set of standards and guidelines based upon the Equator Principles (as notified to the Borrower in writing prior to the Effective Date);

1.1.65.	Event of Default means any event or circumstance specified as such in Clause 22 (Events of Default) (excluding Clause 22.8 (Acceleration));

1.1.66.	Existing Credit Agreements means the Original Term Loan Facility, Off Mine Funding, the Hedging Arrangement; the Original DIP Loan Facility and the Receivership Funding;

1.1.67.	Existing Credit Facilities means, collectively, the facilities under each of the Existing Credit Agreements;

1.1.68.	Existing Lender means a lender under the Existing Credit Agreements;

1.1.69.	Existing Mining Titles means the Mining Titles in the form and extent that existed as at the commencement of Business Rescue Proceedings;

1.1.70.	Facility A means the term loan facility permitted to remain outstanding under this Agreement as described in Clause 2 (The Facilities);

1.1.71.	Facility A1 has the meaning given to that term in Clause 2.1.1;

1.1.72.	Facility A1 Commitment means:

1.1.72.1.	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A1 Commitment” in Schedule 1 (Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

1.1.72.2.	in relation to any other Lender, the amount in the Base Currency of any Facility A1 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

1.1.73.	Facility A1 Loan means a loan made under Facility A1 or the principal amount outstanding for the time being of that loan;

1.1.74.	Facility A1 Margin means 0% (zero per cent) per annum;

1.1.75.	Facility A1 Settlement Date means the Effective Date;

1.1.76.	Facility A2 has the meaning given to that term in Clause 2.1.2;

1.1.77.	Facility A2 Commitment means:

1.1.77.1.	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A2 Commitment” in Schedule 1 (Original Lenders) and the amount of any other Facility A2 Commitment transferred to it under this Agreement; and

1.1.77.2.	in relation to any other Lender, the amount in the Base Currency of any Facility A2 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

1.1.78.	Facility A2 Loan means a loan made under Facility A2 or the principal amount outstanding for the time being of that loan;

1.1.79.	Facility A2 Margin means 0% (zero per cent) per annum;

1.1.80.	Facility A2 Settlement Date means the date upon which the Facility A2 Loan plus accrued but unpaid interest as applicable has been repaid by the Borrower to the Lenders in full;

1.1.81.	Facility A3 has the meaning given to that term in Clause 2.1.3;

1.1.82.	Facility A3 Commitment means:

1.1.82.1.	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A3 Commitment” in Schedule 1 (Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

1.1.82.2.	in relation to any other Lender, the amount in the Base Currency of any Facility A3 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

1.1.83.	Facility A3 Loan means a loan made under Facility A3 or the principal amount outstanding for the time being of that loan;

1.1.84.	Facility A3 Margin means 4% (four per cent) per annum;

1.1.85.	Facility A3 Settlement Date means the date upon which the Facility A3 Loan plus accrued but unpaid interest as applicable has been repaid by the Borrower to the Lenders in full;

1.1.86.	Facility A4 has the meaning given to that term in Clause 2.1.4;

1.1.87.	Facility A4 Commitment means:

1.1.87.1.	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A4 Commitment” in Schedule 1 (Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

1.1.87.2.	in relation to any other Lender, the amount in the Base Currency of any Facility A4 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

1.1.88.	Facility A4 Loan means a loan made under Facility A4 or the principal amount outstanding for the time being of that loan;

1.1.89.	Facility A4 Margin means 4% (four per cent) per annum;

1.1.90.	Facility A4 Settlement Date means the date upon which the Facility A4 Loan plus accrued but unpaid interest as applicable has been repaid by the Borrower to the Lenders in full

1.1.91.	Facility A Commitment means a Facility A1 Commitment, a Facility A2 Commitment, a Facility A3 Commitment or a Facility A4 Commitment;

1.1.92.	Facility A Loan means a Facility A1 Loan, a Facility A2 Loan, a Facility A3 Loan or a Facility A4 Loan, as the case may be, and Facility A Loans shall bear a corresponding meaning;

1.1.93.	Facility Agent means CS, in its capacity as facility agent under this Agreement;

1.1.94.	Facility Office means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

1.1.95.	Fee Letter means the letter agreement entered into on or about the date of this Agreement between the Facility Agent and the Borrower detailing the Facility Agent’s fees in respect of holding and discharging its duties in that capacity;

1.1.96.	Final Maturity Date means the date that coincides with the End of Life of Mine or the date that the Facility A is repaid in full by the Borrower pursuant to Clause 7.3, whichever occurs first;

1.1.97.	Finance Documents means:

1.1.97.1.	this Agreement;

1.1.97.2.	the Deed of Assignment of Loan Agreement;

1.1.97.3.	the Deed of Assignment of Loan Agreement to Wits Gold;

1.1.97.4.	the Subordination Agreement; and

1.1.97.5.	each Security Document,

and, without derogating from the generality of Clause 1.2.4 (Interpretation), each amendment, novation, supplement, extension, restatement or replacement (in each case, in accordance with its terms) of any of the foregoing documents, whether entered into in connection with the execution of this Agreement or prior or subsequently to it; and each a Finance Document;

1.1.98.	Finance Party means an Administrative Party, the Parallel Debt Agent or a Lender and the term Finance Parties shall mean all of them;

1.1.99.	Financial Indebtedness means any indebtedness for or in respect of (without double counting):

1.1.99.1.	money borrowed;

1.1.99.2.	any amount raised by acceptance under any credit facility or dematerialised equivalent;

1.1.99.3.	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

1.1.99.4.	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

1.1.99.5.	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

1.1.99.6.	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

1.1.99.7.	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account) including without limitation any hedging arrangement;

1.1.99.8.	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

1.1.99.9.	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in Clauses 1.1.99.1 to 1.1.99.8;

1.1.100.	Financial Quarter means the period commencing on the day after one Quarter Date and ending on the next Quarter Date;

1.1.101.	First Facility A2 Interest Payment Date means the Interest Payment Date first occurring after the expiry of the Moratorium;

1.1.102.	First Facility A3 Interest Payment Date means the Interest Payment Date immediately succeeding the Facility A2 Settlement Date;

1.1.103.	First Facility A4 Interest Payment Date means the Interest Payment Date immediately succeeding the Facility A3 Settlement Date;

1.1.104.	Fixed Payment Amount means the amounts set out in Schedule 7 (Fixed Payment Schedule);

1.1.105.	Force Majeure means:

1.1.105.1.	any event which is not reasonably foreseeable, is outside the reasonable control of and was not caused by the Party affected by such event, and which is the cause of the injury, damage or non-compliance, including floods, storms, sea tremors, earthquakes, fire, acts of war, insurrection, public unrest, strikes or other labour unrest; and

1.1.105.2.	civil strife or sabotage, explosion, invasion, armed conflict or act of foreign enemy, blockade, embargo, revolution, civil commotion, act of terrorism, lightning, severe drought, cyclone, typhoon, tornado, chemical contamination, epidemic or plague, radioactive contamination or ionising radiation, non-issue or withdrawal of any governmental consents (otherwise than in accordance with their terms), governmental action or inaction, labour disputes involving such Party’s personnel (except where any such dispute could have been avoided by use of the reasonable actions of the Party citing force majeure);

1.1.105.3.	but excludes anything reasonably attributable to, or reasonably preventable by, a Party’s own actions and it is understood that “reasonably preventable” includes the expenditure of sums of money which sums are reasonable in the light of the likelihood of such event occurring, the probable effect of such event were it to occur and the likely efficiency of such preventative measures;

1.1.106.	Former Parties means Great Basin Gold Inc., Antler Peak Gold Inc., Rodeo Creek Gold Inc., Touchstone Resources Company and Hollister Venture Group;

1.1.107.	Free Cash means in respect of each Calculation Period, EBITDA for that Calculation Period after:

1.1.107.1.	adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Calculation Period; and

1.1.107.2.	adding the amount of any funding received through the Wits Gold Shareholder Loan;

1.1.107.3.	less tax; and

1.1.107.4.	less Capital Expenditure;

the details of such calculation as delivered to the Facility Agent in accordance with Clause 16.1.3;

1.1.108.	Further Borrower Special and General Notarial Bond means the further special and general notarial covering bond executed by the Borrower in favour of the Security SPV on 27 September 2011 and duly registered in the applicable deeds registry over all its moveable assets, as security for, amongst other things, the Secured Liabilities, as supplemented or otherwise modified from time to time;

1.1.109.	Further GBG RSA General Notarial Bond means the further general notarial bond executed by GBG RSA in favour of the Security SPV on 10 August 2010 and duly registered in the applicable deeds registry, over all its moveable assets as security for, amongst other things, the Secured Liabilities, as supplemented or otherwise modified from time to time;

1.1.110.	Further Site Mortgage means the second indemnity and covering mortgage bond executed by the Borrower in favour of the Security SPV on 6 August 2010 and duly registered in the applicable deeds registry, over all its immovable properties, as security for, amongst other things, the Secured Liabilities, as supplemented or otherwise modified from time to time;

1.1.111.	GBGL means Great Basin Gold Ltd, a company incorporated according to the laws of the Province of British Columbia, Canada, with a legal registered office at 1500, 1500 West Georgia Street, Vancouver, BC, Canada V6E 4N7 and currently under court receivership pursuant to the Receivership Order);

1.1.112.	GBG RSA means Great Basin Gold RSA (Pty) Ltd, incorporated in South Africa with company number 2002/003981/07 and registered office at 138 West Street, Ground Floor, Sandton 2146, South Africa;

1.1.113.	GBG RSA General Notarial Bond means the general notarial bond or bonds governed by the laws of South Africa executed by GBG RSA in favour of the Security SPV on 12 May 2010 and duly registered in the applicable deeds registry, over all its moveable assets as security for, amongst other things, the Secured Liabilities, as amended, restated, supplemented or otherwise modified from time to time;

1.1.114.	Gold means London unallocated gold bullion measured in Ounces and (unless otherwise agreed by the Borrower and the Facility Agent) which complies with the rules of the LBMA relating to good delivery and fineness as from time to time in effect;

1.1.115.	Governmental Authority shall mean the government of South Africa or any other country, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, department, commission, tribunal, registry, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government in any such country;

1.1.116.	Group means GBGL and its Subsidiaries and members of the Group shall be construed accordingly;

1.1.117.	Hazardous Substances shall mean substances defined, used or listed as “hazardous wastes”, “extremely hazardous wastes”, “restricted hazardous wastes”, “hazardous materials”, “hazardous substances”, “toxic substances”, “solid wastes”, “harmful physical agents”, “chemicals of concern”, “pollutants” or “contaminants” by or under any Environmental Law and any pollutants, contaminants, chemicals or toxics, petroleum hydrocarbons, asbestos, lead, polychlorinated biphenyls, hazardous or radioactive materials, wastes, or substances that are regulated under any Environmental Law;

1.1.118.	Hedge Providers means, collectively, Credit Suisse International and SCB, and Hedge Provider, as the context dictates, either one of them;

1.1.119.	Hedging Arrangement means the two agreements, options or arrangements based on the 2002 ISDA Master Agreement, as published by the International Swaps & Derivatives Association, Inc. (including the relevant confirmation and schedule) entered into between GBGL and Credit Suisse International on 26 September 2011 and SCB on 5 December 2011, respectively, for the purpose of providing hedge protection against fluctuations in the price of Gold, foreign currency exposure or floating-rate interest exposure, in accordance with the hedging strategy letter dated on or about December 5, 2011 between the Hedge Providers under the Hedge Arrangements and GBGL setting out the policy agreed between them for the provision of Hedging Arrangements;

1.1.120.	Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary;

1.1.121.	IFRS means the International Financial Reporting Standards, as adopted from time to time by the Board of the International Accounting Standards Committee, or its successor body, and approved for use in the jurisdiction applicable to the Borrower from time to time;

1.1.122.	Indemnified Party shall have the meaning given to such term in Clause 13.2 (Indemnity);

1.1.123.	Independent Expert means an expert agreed in writing between the Borrower and the Facility Agent and, failing agreement between them within a period of 5 (five) Business Days after the dispute arises, an expert nominated by the President for the time being of the South African Institute of Mining and Metallurgy;

1.1.124.	Initial Mine Plan means the Mine Plan provided to the Facility Agent in part fulfillment of the conditions precedent listed in the Transaction Implementation Agreement;

1.1.125.	Insolvency Act means the South African Insolvency Act, 1936, as amended from time to time;

1.1.126.	Interest Bearing Facility A Loans means the Facility A3 Loan and the Facility A4 Loan;

1.1.127.	Interest Payment Date means the date that is 5 (five) days after the Calculation Date;

1.1.128.	Interest Period means, in relation to a Facility A Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default Interest);

1.1.129.	Intra-Group Loan Agreement has the meaning given to it in Preamble B;

1.1.130.	Insurable Property means any and all Collateral which is of an insurable nature;

1.1.131.	Insurance means the insurance required to be taken out or maintained by, or on behalf or for the benefit of, the Borrower to comply with the provisions of the Finance Documents, and applicable Law, as approved by the Facility Agent;

1.1.132.	Insurance Proceeds shall mean, to the extent payable to the Borrower, all amounts and proceeds (including instruments) in respect of the proceeds of any insurance policy required to be maintained by the Borrower hereunder;

1.1.133.	Land Claims means any rights that arise under or any claims brought under the South African Restriction of Land Rights Act, 1994 and/or any rights or any claims that arise under section 104 of the MPRDA;

1.1.134.	Law means any supranational, national, regional, tribal or local statute, law (including common law), rule, treaty, convention, regulation, order, by-law, notice, promulgation, decree, directive, consent decree, code, writ, judgment, injunction, determination, resolution, administrative decision, disposition, circular, communication, instruction, judicial or legally binding agency interpretation, policy or guidance, Authorisation or other requirement (whether or not having the force of law but being one which a prudent organisation would regard as binding on it) and, where applicable, any interpretation thereof by any Governmental Authority having jurisdiction with respect thereto or charged with the administration or interpretation thereof;

1.1.135.	LBMA means the London Bullion Market Association and its successor organisations;

1.1.136.	Legal Opinions means the legal opinions delivered to the Facility Agent in part fulfillment of the conditions precedent listed in the Transaction Implementation Agreement;

1.1.137.	Legal Reservations means:

1.1.137.1.	the common law principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by Laws relating to insolvency, reorganisation and other Laws generally affecting the rights of creditors;

1.1.137.2.	applicable statutes-of-limitations; and

1.1.137.3.	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions;

1.1.138.	Lender means:

1.1.138.1.	any Original Lender;

1.1.138.2.	the Parallel Debt Agent; and

1.1.138.3.	any New Lender which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

1.1.139.	LIBOR means, in relation to the Interest Bearing Facility A Loans:

1.1.139.1.	the applicable Screen Rate; or

1.1.139.2.	(if no Screen Rate is available for US Dollars for the applicable Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, on or around 11.00 am on the Quotation Day for the offering of deposits in US Dollars and for a period comparable to the Interest Period;

1.1.140.	Life of Mine has the meaning given to that term in the Initial Mine Plan, which period shall not be changed without the prior written consent of the Facility Agent (which approval shall not be unreasonably withheld or delayed), and shall be promptly given by the Facility Agent unless such change is likely to materially negatively affect the Free Cash, in any instance where the Facility Agent refuses to so grant its consent, the matter shall be referred to, and finally decided by the Independent Expert acting in accordance with the protocol in Schedule 8 (Independent Expert Protocol);

1.1.141.	LMA means the Loan Market Association;

1.1.142.	Loan means a Facility A1 Loan, a Facility A2 Loan, a Facility A3 Loan and a Facility A4 Loan,

and Loan means, as the context dictates, any one of them.

1.1.143.	Majority Lenders means:

1.1.143.1.	if there are no Loans then outstanding, a Lender or Lenders whose Commitments, in aggregate, are greater than 66 2⁄3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, in aggregate, are greater than 66 2⁄3 per cent of the Total Commitments immediately prior to the reduction); or

1.1.143.2.	at any other time, a Lender or Lenders whose participations in the Facility A Loans then outstanding aggregate more than 66 2⁄3 per cent of the Facility A Loans then outstanding;

1.1.144.	Margin means the Facility A3 Margin or the Facility A4 Margin, as the context dictates;

1.1.145.	Market Disruption Event has the meaning given to such term in Clause 10.2 (Market Disruption);

1.1.146.	Material Adverse Effect means any event or circumstance which (a) taking into account any indemnity, insurance or other reimbursement right or claim which the Borrower has in connection with such event or circumstance and (b) having regard to the creditworthiness of any insurer, indemnifier or warrantor and the timing and likelihood of successful recovery has or would be reasonably likely to have, a material adverse effect on:

1.1.146.1.	the ability of the Borrower to perform its payment or other material obligations under any of the Finance Documents;

1.1.146.2.	the business, assets, or financial condition of the Borrower;

1.1.146.3.	the validity, legality or enforceability of:

1.1.146.3.1.	any Finance Document; or

1.1.146.3.2.	any right or remedy of any Finance Party under any Finance Document;

1.1.146.4.	subject to Legal Reservations, the validity, legality, effectiveness or enforceability of the Security Documents granting or creating Security (or which the Borrower undertakes to grant or create) taken as a whole or on the priority and ranking of any of that Security; or

1.1.146.5.	the ability of the Borrower to comply with the terms of the Mine Plan,

provided that (i) any events publicly disclosed in any public filings of the Borrower prior to the commencement of the Business Rescue Proceedings or as a result of the Business Rescue Proceedings, or (ii) any event or information disclosed in writing to the Lenders prior to the date of this Agreement, or (iii) any event or circumstance arising prior to the Effective Date, or (iv) any action taken by the Borrower in terms of the Mine Plan or in the course of implementing anything stated in the Mine Plan shall not be considered in determining whether there has been a Material Adverse Effect;

1.1.147.	Maximum Production Cost means the actual average cost expressed in US Dollars per Ounce for production of Gold by the Borrower during the relevant period as set out in the relevant Production Report (including (a) all mining costs, (b) processing costs and (c) general and administrative costs), but excluding non-recurring costs that have been agreed with the Facility Agent as set out in the Production Report;

1.1.148.	Mine means the mine situated at the Sites which forms the subject of the Mining Titles;

1.1.149.	Mine Plan means the Initial Mine Plan and subsequent Mine Plans formulated by Wits Gold and/or any Affiliate of Wits Gold, including, the Life of Mine, Capex Budget and cash flow, projected Production, income and expenditure of the Borrower and the Project as set out in a financial model in respect of each calendar year, as amended or updated by the Borrower and/or Wits Gold from time to time in accordance with Clause 19.7, as initially delivered to the Facility Agent in part fulfillment of the conditions precedent listed in the Transaction Implementation Agreement and, thereafter, in accordance with Clause 16.1.2;

1.1.150.	Mining Charter means the Mining Charter promulgated under the MPRDA;

1.1.151.	Mining Laws means the collection of rules applicable to the Parties whether local, international or subject to trade industry custom and practice that establish the rights, obligations and proceedings related to the acquisition, exploitation and uses of mineral substances including without limitation, the MPRDA;

1.1.152.	Mining PPI means the producer price index for the mining sector published monthly by Statistics South Africa;

1.1.153.	Mining Titles means the surface rights permits, the rights to minerals and the rights to mine or prospect at the Sites, as detailed in Schedule 3 (Mining Titles) and any other mining or mineral or prospecting rights and common law mineral rights held by Southgold in respect of the Sites;

1.1.154.	Mining Titles Security means mortgage bonds to be given by each of Southold and Puma in favour of Standard Chartered Bank and registered in the Mineral and Petroleum Titles Registration Office over all the Mining Titles, in a form and on terms acceptable to the Facility Agent as security for, amongst other things, the Secured Liabilities, as supplemented or otherwise modified from time to time;

1.1.155.	Monthly Report means the report provided in accordance with Clause 16.1.1.2 by the Borrower to the Facility Agent substantially in the form of Schedule 5 (Pro Forma Monthly Report);

1.1.156.	Moratorium has the meaning give to it in Clause 6.5 (Moratorium);

1.1.157.	MPRDA means the Mineral and Petroleum Resources Development Act, 2002 of South Africa and any Mining Charter and regulations issued thereunder from time to time;

1.1.158.	N5C means N5C Resources Inc., an exempted company incorporated in the Cayman Islands with company number 120887/4 November 2002 and registered office at c/o Britannia Corporate Management Ltd, PO Box 1968, Plantation House, 196 Raleigh Quay, Grand Cayman KYI-1104, Cayman Islands;

1.1.159.	N6C means N6C Resources Inc., an exempted company incorporated in the Cayman Islands with company number 120888/4 November 2002 and registered office at c/o Britannia Corporate Management Ltd, PO Box 1968, Plantation House, 196 Raleigh Quay, Grand Cayman KYI-1104, Cayman Islands;

1.1.160.	New Lender has the same meaning given to the term in Clause 23.1 (Assignments and Transfers by the Lenders);

1.1.161.	OFAC means the Office of Foreign Assets Control of the Department of Treasury of the United States of America;

1.1.162.	Offtake Contract means (i) the Offtake Contract dated as of January 9, 2010 between the Borrower and Red Kite in the form provided to the Facility Agent, and (ii) any other agreement that the Borrower is party to for the sale or other disposal of Products, including delivery of Products for the purpose of refining and smelting Gold, each in form and substance satisfactory to the Facility Agent;

1.1.163.	Offtaker means in respect of any Offtake Contract, the counterparty to such Offtake Contract;

1.1.164.	Original DIP Loan Facility has the meaning given to it in Preamble A;

1.1.165.	Original Financial Statements means:

1.1.165.1.	in respect of the Borrower, each of:

1.1.165.1.1.	its annual audited consolidated financial statements for the year ended 31 December 2012; and

1.1.165.1.2.	its semi-annual unaudited financial statements for the financial half year ended 30 June 2013;

1.1.166.	Original Lender means CS and SCB or either one of them as the context indicates;

1.1.167.	Original Term Loan Facility has the meaning given to it in Preamble A;

1.1.168.	Ounce means a fine ounce troy, consisting of 31.1034768 grams;

1.1.169.	Owner Trust means The Masthead Trade and Invest 13 Owner Trust, a trust established in terms of the laws of South Africa under Master’s reference number IT1153/2010;

1.1.170.	Parallel Debt means the “Parallel Debt” as that term is defined in Clause 26.3.1 below;

1.1.171.	Parallel Debt Agent means SCB;

1.1.172.	Party means a party to this Agreement;

1.1.173.	Pension Plan means a pension plan which is or was sponsored, administered or contributed to, or required to be contributed to by the Borrower or under which the Borrower has any actual or potential liability;

1.1.174.	Permits shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorisations, exemptions, qualifications, easements, rights of way, liens and other rights, privileges and approvals required under any Law;

1.1.175.	Permitted Financial Indebtedness means Financial Indebtedness of the Borrower:

1.1.175.1.	incurred under or pursuant to any Finance Document; or

1.1.175.2.	incurred pursuant to the Intra-Group Loan Agreement; or

1.1.175.3.	incurred pursuant to, or acknowledged in, the Acknowledgement of Debt; or

1.1.175.4.	governed by the Subordination Agreement; or

1.1.175.5.	incurred pursuant to equipment leases in existence at the date hereof up to an aggregate maximum amount of US$5000,000 (five million dollars); or

1.1.175.6.	incurred pursuant to and in accordance with the Mine Plan; or

1.1.175.7.	approved by the Facility Agent on the instruction of the Majority Lenders;

1.1.176.	Permitted Disposal means any sale, lease, licence, transfer or other disposal which is on arms’ length terms:

1.1.176.1.	of Products to an Offtaker pursuant to an Offtake Contract; or

1.1.176.2.	of any other inventory items made in the ordinary course of trading of the disposing entity; or

1.1.176.3.	in the ordinary course of business, of assets including, without limitation, machinery and equipment, provided such assets are replaced with at least similar assets; or

1.1.176.4.	in accordance with the Mine Plan; or

1.1.176.5.	of obsolete assets, including, without limitation, obsolete machinery and equipment, provided such disposal of such assets is in accordance with the Mine Plan; or

1.1.176.6.	to which the Facility Agent has (on the instructions of the Majority Lenders) given its prior written consent its sole discretion;

1.1.177.	Permitted Security means:

1.1.177.1.	any Security created under the terms of this Agreement and the Security Documents;

1.1.177.2.	any Security arising by operation of Law in the ordinary course of trading or constituted by a netting or set–off arrangement entered into by the Borrower in the ordinary course of its banking arrangements and, in any case, not as a result of any default or omission by the Borrower; and

1.1.177.3.	any Security granted to secure the obligations of the Borrower under the Intra-Group Loan Agreement;

1.1.178.	Proceeds Account means the US Dollar denominated account with account number USD 090561163 (designation “Southgold Exploration Proprietary Ltd - Proceeds Account”) established by the Borrower in Johannesburg, South Africa with Standard Bank (and any sub-account or substitute account from time to time) into which, inter alia, Product Proceeds and Insurance Proceeds are paid from time to time;

1.1.179.	Production means, for any period, the amount of Gold and other minerals which has been produced, or in the case of any period or portion thereof to occur in the future, which is scheduled to be produced in the Mine Plan, at the Project during such period;

1.1.180.	Product Proceeds means all monies payable to or received by the Borrower arising from the sale of Production while any Loan is outstanding;

1.1.181.	Production Report means a report (in the form required by this Agreement) as to the monthly Maximum Production Cost, Production volume and Production price for the Borrower, a pro forma of which is set out in Schedule 6 (Pro forma Production Report);

1.1.182.	Products means Gold, unrefined gold-bearing ore, doré bars and any other minerals, produced by the Borrower at the Site;

1.1.183.	Project means the project for the operation of the Mine in accordance with the Mining Titles and Mine Plan;

1.1.184.	Project Documents means any instruments, contracts and agreements which are now existing or are entered into in the future, with any Approved Offtaker, Contractor, Governmental Authority or any other person in connection with the Project, including without limitation:

1.1.184.1.	each Offtake Contract;

1.1.184.2.	each Construction Contract;

1.1.184.3.	each Capital Equipment Lease;

1.1.184.4.	each Permit which is issued to or held by or on behalf or for the benefit of the Borrower in connection with the construction, operation or development of the Project, or by or on behalf or for the benefit of the Borrower in connection with the Project;

1.1.184.5.	any other document executed from time to time by or on behalf or for the benefit of the Borrower, with respect to the construction, development, maintenance, repair, operation or use of the Project and designated as a Project Document by the Facility Agent and the Borrower from time to time; and

1.1.184.6.	the Mining Titles;

1.1.185.	Properties means, together:

1.1.185.1.	Vlakfontein Number 556

Portion 15 (a portion of Portion 2); Portion 30;

Remaining Extent of Portion 4 (a portion of Portion 2);

Portion 7 (a portion of Portion 4); and

Portion 11 (a portion of Portion 6),

each of the farm Vlakfontein Number 556, Registration Division I.R., Province of Mpumalanga, South Africa; and

1.1.185.2.	Farm Brakfontein Number 513

Remaining Extent of Portion 2;

Portion 8 (a portion of Portion 2);

Portion 13 (a portion of Portion 10);

Portion 11;

Remaining Extent of Portion 10;

Portion 15 (a portion of Portion 3); and

Remaining Extent,

each of the farm Brakfontein 513, Registration Division I.R., the Province of Mpumalanga, South Africa;

1.1.186.	Property Rights means all the immovable properties and real properties owned by and all contractual rights in respect of immovable properties and real properties held by the Borrower in respect of the Sites, respectively, irrespective of whether such rights are registered or not, including without limitation, real properties covered by and/or constituting the Mining Titles, water rights, leases, servitudes, contractual or statutory rights to use land, agreements concluded pursuant to the provisions of section 54 of the MPRDA or pursuant to a process of consultation conducted in terms of the provisions of the MPRDA;

1.1.187.	Puma means Puma Gold (Pty) Ltd., incorporated in South Africa with company number 2002/000030/07 and with its registered office at 138 West Street, Ground Floor, Sandton 2146, South Africa;

1.1.188.	Puma General Notarial Bond means the general notarial bond governed by the laws of South Africa executed by Puma in favour of the Security SPV on 12 May 2010 and duly registered in the applicable deeds registry over all its moveable assets, as security for, amongst other things, the Secured Liabilities, as supplemented or otherwise modified from time to time;

1.1.189.	Quarter Date means each of 31 March, 30 June, 30 September and 31 December;

1.1.190.	Quarterly Management Accounts means the Borrower’s unaudited, consolidated quarterly balance sheet and income, retained earnings and cashflow statements in respect of each Financial Quarter;

1.1.191.	Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days);

1.1.192.	Rand means the lawful currency of South Africa;

1.1.193.	Receiver has the meaning given to it in Preamble G;

1.1.194.	Receivership Funding has the meaning given to it in Preamble H;

1.1.195.	Receivership Order has the meaning given to it in Preamble G;

1.1.196.	Red Kite means Red Kite Explorer Trust of William House, 20 Reid Street, Hamilton, HMII, Bermuda;

1.1.197.	Reference Banks means the principal London offices of Credit Suisse, Standard Chartered Bank, Deutsche Bank, and/or such other banks as may be appointed by the Facility Agent in consultation with the Borrower;

1.1.198.	Release shall mean any spilling, seeping, emitting, leaking, pumping, injecting, pouring, emptying, depositing, disposing, discharging, dispersing, dumping, escaping, leaching, or migrating of Hazardous Substances into the Environment (including the air, soil, surface water, groundwater, sewer, septic system, waste treatment, storage, or disposal systems) of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Substances;

1.1.199.	Relevant Interbank Market means the London interbank market;

1.1.200.	Relevant Jurisdiction means any jurisdiction whose governing law applies to a Finance Document;

1.1.201.	Repeating Representations means each of the representations set out in Clause 15 (Representations) (excluding Clauses 15.15 (No filing or stamp taxes), 15.16.1 (No default) and 15.17.1 (No misleading information));

1.1.202.	Reserves means mineral reserves as set out in accordance with the SAMREC Code;

1.1.203.	Resources means mineral resources as set out in accordance with the SAMREC Code;

1.1.204.	Restricted Party means a person that is: (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions (target of Sanctions signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities), where “control” has the meaning given to it in Clause 1.1.245.1.2;

1.1.205.	Revenue Participation Agreement means the revenue participation agreement to be entered into between the Borrower and the Original Lenders pursuant to which the Borrower will pay to the Original Lenders, on a revenue participation basis, and following repayment in full by the Borrower of the Facility A Loans, and for a period up until the Final Maturity Date or until an amount of US$ USD 62’903’463.46 has been paid under the Revenue Participation Agreement, whichever occurs first, 10% (ten percent) of its Free Cash;

1.1.206.	SAMREC Code means the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves as compiled and amended by the South African Mineral Resource Committee Working group from time to time;

1.1.207.	Sanctions means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government, (ii) the United Nations, (iii) the European Union, (iv) the United Kingdom, (v) the Swiss State Secretariat for Economic Affairs, (vi) Hong Kong Monetary Authority, (vii) Monetary Authority of Singapore and (vi) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the OFAC, the US Department of Commerce, the United States Department of State, Her Majesty’s Treasury (HMT) and the French Ministry of Finance (together, the Sanctions Authorities);

1.1.208.	Sanctions List means (i) the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, (ii) the “Consolidated List of Financial Sanctions Targets”, (iii) the “Primary Money Laundering Concern” under section 311 of the USA Patriot Act and the Investment Ban List maintained by HMT, or any similar list maintained by any of the Sanctions Authorities, each as amended, supplemented or substituted from time to time;

1.1.209.	SCB means Standard Chartered Bank, a bank incorporated in England and Wales with limited liability by Royal Charter 1853, under reference ZC18, the principal office of which is situated in England at 1 Basinghall Avenue, London, EC2V 5DD, United Kingdom;

1.1.210.	Screen Rate means the British Bankers’ Association Interest Settlement Rate for US Dollars for the relevant period, displayed at or about 11.00am (London time) on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;

1.1.211.	Second Additional Borrower Special and General Notarial Bond means the second further special and general notarial covering bond or bonds, subject to the laws of South Africa executed by the Borrower in favour of the Security SPV on 27 September 2011 and duly registered in the applicable deeds registry, over all its moveable assets as security for, amongst other things, the Secured Liabilities, as supplemented or otherwise modified from time to time;

1.1.212.	Second Additional Site Mortgage means the fourth indemnity and covering mortgage bond executed by the Borrower on or about December 2011 over all its immovable properties, subject to the laws of South Africa, in favour of the Security SPV, registered in the applicable deeds registry, as security for, amongst other things, the Secured Liabilities, as supplemented or otherwise modified from time to time;

1.1.213.	Secured Liabilities means in respect of the Borrower, all present and future indebtedness and liabilities due, owing or incurred by the Borrower to any Finance Party from time to time under or in connection with any Finance Document (in each case whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently or whether as principal, surety or otherwise);

1.1.214.	Secured Creditor means the Lenders;

1.1.215.	Security means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect or having the effect of providing a security or preferential treatment to a creditor in any jurisdiction;

1.1.216.	Security Agent means CS;

1.1.217.	Security Documents means, together:

1.1.217.1.	the Mining Titles Security;

1.1.217.2.	the Borrower Special and General Notarial Bond;

1.1.217.3.	the Further Borrower Special and General Notarial Bond;

1.1.217.4.	the Additional Borrower Special and General Notarial Bond;

1.1.217.5.	the Second Additional Borrower Special and General Notarial Bond;

1.1.217.6.	the Borrower Cession in Security;

1.1.217.7.	the Site Mortgage;

1.1.217.8.	the Further Site Mortgage;

1.1.217.9.	the Additional Site Mortgage;

1.1.217.10.	the Second Additional Site Mortgage

1.1.217.11.	the DIP Guarantee;

1.1.217.12.	the Security SPV Guarantee;

1.1.217.13.	the Borrower Indemnity;

1.1.217.14.	the Wits Gold Cession and Pledge;

1.1.217.15.	the Wits Gold Guarantee; and

1.1.217.16.	any document or instrument required to be executed or delivered pursuant to any Security Document;

1.1.217.17.	any other document evidencing any Security held by the Security SPV or the Security Agent on behalf of any of the Finance Parties as security, amongst other things, for the discharge of the Secured Liabilities; and

1.1.217.18.	any other document designated as such from time to time by the Facility Agent and the Borrower,

and, without derogating from the generality of Clause 1.2.4 (Interpretation), each amendment, novation, supplement, extension, restatement or replacement (in each case, in accordance with its terms) of any of the foregoing documents, whether entered into in connection with the execution of this Agreement or prior or subsequently to it; and each a Security Document;

1.1.218.	Seismic Survey means the 2D or 3D (as may be reasonably determined by the Borrower, in consultation with the Facility Agent) seismic survey conducted in accordance with Clause 19.5 (Seismic Survey);

1.1.219.	Security SPV Guarantee means the guarantee agreement to be entered into by the Borrower and the Security SPV, pursuant to which the Security SPV will guarantee to the Finance Parties the due and punctual performance by the Borrower of its obligations under the Finance Documents (including the DIP Guarantee);

1.1.220.	Share Purchaser means K2013164354 Proprietary Limited, a wholly owned subsidiary of Wits Gold;

1.1.221.	Share Sale and Cession Agreement means the share sale and cession agreement to be entered into between GBGL, the Share Purchaser and N6C, pursuant to which N6C will sell its share in and claims on loan account against, the Borrower to the Share Purchaser;

1.1.222.	Sibanye means Sibanye Gold Limited, a public company duly incorporated under the laws of South Africa with registration number 2002/031431/06;

1.1.223.	Sites means the Properties and any other immovable properties acquired by the Borrower from time to time and shall include all areas in respect of which the Borrower or Puma hold any Mining Title from time to time;

1.1.224.	Site Mortgage means the first covering mortgage bond executed by the Borrower in favour of the Security SPV on 10 May 2010 and duly registered in the applicable deeds registry over all its immovable properties, as security for, amongst other things, the Secured Liabilities, as amended, restated, supplemented or otherwise modified from time to time;

1.1.225.	South Africa means the Republic of South Africa as constituted from time to time;

1.1.226.	Southgold means Southgold Exploration Proprietary Limited, a private company incorporated under the laws of South Africa with registration number 2000/016129/07 and, as at the date of this Agreement, under business rescue proceedings as contemplated in Chapter 6 of the Companies Act, voluntarily commenced by the board of the Company on 14 September 2012;

1.1.227.	Spot Rate means at any date in relation to any Administrative Party, that Administrative Party’s spot rate of exchange (as determined conclusively by that Administrative Party save in the case of manifest error) for the purchase of the relevant currency in the London foreign exchange market using the Base Currency at or around 11.00am (London time) on that date;

1.1.228.	Subordination Agreement means the subordination agreement to be entered into by the Lenders, the Facility Agent, the Parallel Debt Agent, the Security SPV, the Borrower and the Share Purchaser;

1.1.229.	Subsidiary means in respect of a company or corporation, any other company or corporation:

1.1.229.1.	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

1.1.229.2.	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

1.1.229.3.	which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation;

1.1.230.	Tax means any state royalty, tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

1.1.231.	Technical Insolvency means, with respect to a person, a circumstance where the liabilities of that person exceed its assets, notwithstanding which that person is able to pay that person’s debts as they become due in the ordinary course of business;

1.1.232.	Threshold Gold Price means a weighted average Gold price received by Southgold of R410,000/kg (four hundred and ten thousand rand per kilogram) measured over the relevant Calculation Period and as adjusted in accordance with the Mining PPI for which the base date in respect of such adjustment for Mining PPI shall be 30 June 2013;

1.1.233.	Total Commitments means the aggregate of the Facility A1 Commitments, the Facility A2 Commitments, the Facility A3 Commitments and the Facility A4 Commitments as set out in Schedule 1 (Original Lenders), being US$ 178,100,000 (as adjusted should the Facility A1 Commitment not have been drawn in full at the Effective date) at the date of this Agreement;;

1.1.234.	Total Loan has the meaning given to it in Preamble J;

1.1.235.	Transaction Documents means the Finance Documents and the Project Documents or any of them;

1.1.236.	Transaction Implementation Agreement means the agreement entered into between the Parties the execution of which gives effect to the Business Rescue Plan;

1.1.237.	Transaction Implementation Date has the meaning given to that term in the Transaction Implementation Agreement;

1.1.238.	Transfer Certificate means a certificate substantially in the form set out in Schedule 2 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower;

1.1.239.	Transfer Date means, in relation to a transfer pursuant to Clause 23 (Changes to the Lenders), the later of:

1.1.239.1.	the proposed Transfer Date specified in the Transfer Certificate; and

1.1.239.2.	the date on which the Facility Agent executes the Transfer Certificate;

1.1.240.	Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents;

1.1.241.	US Dollars and US$ mean the lawful currency of the United States of America;

1.1.242.	Variable Payment Amount has the meaning given to it in Clause 6.8.3.2;

1.1.243.	VAT means value added tax, general sales tax, goods and services tax and harmonized sales tax, as provided for in South Africa or any other relevant jurisdiction and any other tax of a similar nature imposed in any applicable jurisdiction at any time on or after the date of this Agreement;

1.1.244.	Wits Gold means Witwatersrand Consolidated Gold Resources Limited, a public company duly incorporated according to the company laws of South Africa with registration number 2002/031365/06;

1.1.245.	Wits Gold Cession and Pledge means a cession and pledge in security governed by the laws of South Africa, to be entered into by the Share Purchaser, the Security SPV and Wits Gold in respect of any and all shares, including any preference shares, owned or held by (i) Wits Gold in the share capital of the Share Purchaser, and (ii) the Share Purchaser in the share capital of the Borrower, now or from time to time in future, as security for, amongst other things, the discharge of the Secured Liabilities, as amended, restated, supplemented or other modified from time to time; Wits Gold Change of Control means the acquisition of control by any Restricted Party, whether acting individually or acting in concert; and

For the purposes of this definition:

1.1.245.1.	“control” means:

1.1.245.1.1.	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

1.1.245.1.1.1.	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of Wits Gold; or

1.1.245.1.1.2.	appoint or remove all, or the majority, of the directors of Wits Gold; or

1.1.245.1.1.3.	give directions with respect to the operating and financial policies of Wits Gold which the of Wits Gold are obliged to comply with; or

1.1.245.1.2.	the holding of more than 35% (thirty five per cent) of the issued share capital of Wits Gold (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

1.1.245.2.	“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in Wits Gold, to obtain or consolidate control of Wits Gold;

1.1.246.	Wits Gold Guarantee means the guarantee agreement entered into by the Share Purchaser, Wits Gold and the Security SPV, pursuant to which Wits Gold and the Share Purchaser jointly and severally, and to the extent stated in that guarantee, guarantee to the Security SPV the due, proper, timely and full payment and performance of the Borrower’s obligations under the Finance Documents; Wits Gold Offer means the offer dated 4 July
2013	submitted by Wits Gold for the acquisition of the entire issued share capital of the Borrower from N6C, certain shareholder loan claims held by N6C in and against the Borrower and certain claims in and against the Borrower by members of the Group;

1.1.247.	Wits Gold Shareholder Loan means the shareholder loan to be advanced to the Borrower in an amount of R950,000,000 (nine hundred and fifty million rand) or such higher amount as the parties thereto may agree from time to time including accrued but unpaid interest in terms of the Wits Gold Shareholder Loan Facility Agreement;

1.1.248.	Wits Gold Shareholder Loan Facility Agreement means the shareholder loan facility agreement to be entered into between Wits Gold and the Borrower wherein Wits Gold will make available to the Borrower a loan facility in an amount of R950,000,000 (nine hundred and fifty million rand) or such higher amount as the parties thereto may agree from time to time;

1.1.249.	Working Capital means, on any date, Current Assets less Current Liabilities; and

1.1.250.	ZAR means South African Rand, the lawful currency of South Africa.

1.2.	Interpretation

Unless a contrary indication appears, any reference in this Agreement to:

1.2.1.	any Finance Party, the Borrower or any Party shall be construed so as to include its successors at law or in title, permitted assignees and permitted transferees;

1.2.2.	assets includes present and future properties, revenues and rights of every description;

1.2.3.	arm’s length basis means in relation to a transaction entered into by a person that the terms thereof are no less favourable or onerous to that person than could reasonably be expected to be obtained in a comparable transaction made on commercial terms with a person who is not an Affiliate of that person;

1.2.4.	where a sum is quoted as the equivalent in one currency (the first currency) of a specified amount denominated in another currency (the second currency), such sum, on the date that the calculation is made, shall be equal to the amount of the first currency which could be purchased by the specified amount denominated in the second currency using the Facility Agent’s Spot Rate on that date;

1.2.5.	a Finance Document or Project Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated or replaced (in each case, in accordance with its terms);

1.2.6.	guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make or to make an investment in or loan to any person, where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

1.2.7.	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.8.	Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

1.2.8.1.	(subject to Clause 1.2.8.2) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

1.2.8.2.	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

1.2.8.3.	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end;

1.2.9.	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality), or two or more of the foregoing which are subject to a nexus;

1.2.10.	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any Governmental Authority;

1.2.11.	a provision of any Law or regulation is a reference to that provision as amended or re- enacted (and includes any subordinate legislation);

1.2.12.	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Borrower and the Facility Agent or, if not so agreed, is in the form specified by the Facility Agent (acting reasonably);

1.2.13.	a gender includes all other genders;

1.2.14.	the singular includes plural and vice versa;

1.2.15.	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

1.2.16.	a time of day is a reference to Zurich time (unless otherwise specified);

1.2.17.	when something is specified to occur:

1.2.17.1.	“after” a certain date or day, it shall be taken to refer to “after (but not including)” that date or day; and

1.2.17.2.	“before” a certain date or day, it shall be taken to refer to “before (but not including)” that date or day; and

1.2.18.	including shall not be interpreted narrowly but shall be interpreted to mean including (but not limited to) or including without prejudice to the foregoing, and include and included shall be interpreted accordingly.

1.2.19.	Section, clause and schedule headings are for ease of reference only, and shall not affect the interpretation of any provision of this Agreement.

1.2.20.	Where any Party is entitled to exercise any discretion or entitled to provide or withhold their consent under any Finance Document, it shall in so doing act reasonably in the circumstances and without undue delay.

1.2.21.	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.22.	A Default (other than an Event of Default) is continuing if it has not been remedied or waived in writing and an Event of Default is continuing if it has not been waived in writing, in each case to the satisfaction of the Facility Agent.

1.2.23.	Any reference in any of the Finance Documents to a Permitted Security is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Security created by any of the Finance Documents to any Permitted Security.

1.2.24.	In the event of any inconsistency or conflict between this Agreement and any other Finance Document, this Agreement shall prevail to the extent of that inconsistency or conflict.

1.3.	Third Party Rights

1.3.1.	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right (whether pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce or to enjoy the benefit of any provision of this Agreement.

1.3.2.	Notwithstanding any provision of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	THE FACILITIES

2.1.	The Facilities

Subject to the terms of this Agreement, the Deed of Assignment of Loan Agreement and, to the extent applicable, the Business Rescue Plan, each of the Lenders severally agree to amend and consolidate the Existing Credit Facilities such that all amounts outstanding under the Existing Credit Facilities remain outstanding in the same currency as drawn by GBGL prior to the Effective Date and, to the extent necessary, are converted into a term loan facility in an aggregate amount equal to the Total Commitments in four tranches as follows:

2.1.1.	tranche 1 (Facility A1) in an aggregate amount equal to the Facility A1 Commitments;

2.1.2.	tranche 2 (Facility A2) in an aggregate amount equal to the Facility A2 Commitments;

2.1.3.	tranche 3 (Facility A3); and

2.1.4.	tranche 4 (Facility A4) in an aggregate amount equal to the Facility A4 Commitments.

2.2.	Finance Parties’ Rights and Obligations

2.2.1.	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2.	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

2.2.3.	A Finance Party may, except as otherwise stated in the Subordination Agreement, separately enforce its rights under the Finance Documents.

3.	PURPOSE AND USE OF PROCEEDS

3.1.	Purpose and Use of Proceeds

It is recorded that pursuant to the terms of the Deed of Assignment of Loan Agreement the Borrower shall continue to have the use of amounts advanced to it under the Existing Credit Agreements subject to the terms of this Agreement. For the avoidance of doubt, the Lenders will not be obliged to make any new advances to the Borrower under the terms of this Agreement, save in respect of amounts not fully drawn down from the Facility A1 Commitments at the Effective Date.

3.2.	Monitoring

No Finance Party is bound to monitor or verify the application of any amount outstanding pursuant to this Agreement.

4.	CONDITIONS PRECEDENT

The Lenders will only be obliged to exercise their rights and accept their obligations under this Agreement once:

4.1.	the Business Rescue Practitioner has issued the written notice, as contemplated in Schedule 3A (BRP Suspensive Condition Confirmation Notice);

4.2.	Wits Gold has issued the written notice, as contemplated in Schedule 3B (Wits Gold Suspensive Condition Confirmation Notice); and

4.3.	the Facility Agent has issued the written notice, as contemplated in Schedule 3C (Facility Agent Suspensive Condition Confirmation Notice),

of the Transaction Implementation Agreement confirming that the relevant Transaction Suspensive Conditions (as defined therein), in respect of which are to be confirmed by the Business Rescue Practitioner, Wits Gold or the Facility Agent, as the case may be, have been fulfilled or waived to their reasonable satisfaction.

5.	UTILISATION

This Clause 5 (Utilisation) is left intentionally blank.

6.	REPAYMENT

6.1.	Save in respect of the repayment of the Facility A1 Loan, which shall be repaid by the Borrower from the proceeds of the first advance under the Wits Gold Shareholder Loan Facility Agreement in the priority and manner set out in Clause 6.6 (Repayment of the Facility A1 Loan), the Borrower shall repay in instalments from Free Cash generated by the Borrower the Facility A Loans (plus accrued but unpaid interest as applicable as set out in Clause 8.2 (Payment of Interest)) in the priority, manner and in the sequence set out in Clauses 6.7 (Repayment of the Facility A2 Loan) and Clause 6.8 (Repayment of the Facility A3 Loan) on the earlier of, as applicable,:

6.1.1.	the Final Maturity Date; and/or

6.1.2.	immediately upon demand following an Event of Default hereunder.

6.2.	Save in respect of the Facility A1 Loan which shall not remain outstanding after the Effective Date, no amount under the Facility A Loans shall remain outstanding after the Final Maturity Date.

6.3.	The Borrower may not re-borrow any part of a Facility A Loan which is repaid.

6.4.	Payments made in respect of the Facility A Loans shall be applied:

6.4.1.	first, in payment of interest; and

6.4.2.	second, in repayment of principal.

6.5.	Moratorium

Save in respect of the Facility A1 Loan which shall be repayable on the Effective Date, in respect of the Facility A Loans, for a period of 36 (thirty six) months from the Effective Date there shall be a moratorium (the Moratorium) on the accrual of interest and on all repayments of principal and payments of interest.

6.6.	Repayment of the Facility A1 Loan

6.6.1.	On the Effective Date the Borrower shall repay in full the Facility A1 Loan from the proceeds of the first advance to the Borrower under the Wits Gold Shareholder Loan Facility Agreement.

6.6.2.	For the avoidance of doubt, it is recorded and agreed that the Facility A1 Loan shall not attract interest.

6.7.	Repayment of the Facility A2 Loan

6.7.1.	On the First Facility A2 Interest Payment Date and then on each successive Interest Payment Date until the Facility A2 Settlement Date, the Borrower shall apply 50% (fifty per cent) of all Free Cash to the repayment of the Facility A2 Loan (the Facility A2 Payment Amount), and the remaining 50% (fifty per cent) of such Free Cash shall be applied by the Borrower in settlement of the Wits Gold Shareholder Loan in accordance with the provisions of the Wits Gold Shareholder Loan Facility Agreement.

6.7.2.	For the avoidance of doubt, it is recorded and agreed that the Facility A2 Loan shall not attract interest.

6.7.3.	If it is determined on the relevant Calculation Date that the Facility A2 Payment Amount will exceed the Facility A2 Loan on the relevant Interest Payment Date (the Facility A2 Surplus), such Facility A2 Surplus shall be applied by the Lenders in reduction of the Facility A3 Loan.

6.8.	Repayment of the Facility A3 Loan

6.8.1.	Subject to the provisions of this Clause 6.8 (Repayment of the Facility A3 Loan), on the First Facility A3 Interest Payment Date and then on each successive Interest Payment Date until the Facility A3 Settlement Date, the Borrower shall apply 10% (ten per cent) of all Free Cash in payment of accrued but unpaid interest on the Facility A3 Loan and repayment of the Facility A3 Loan (the Facility A3 Payment Amount), and the remaining 90% (ninety per cent) of such Free Cash shall be applied by the Borrower in settlement of the Wits Gold Shareholder Loan in accordance with the provisions of the Wits Gold Shareholder Loan Facility Agreement.

6.8.2.	Should the Wits Gold Shareholder Loan be settled in full prior to the Facility A3 Settlement Date, the Facility A3 Payment Amount shall increase to 30% (thirty per cent) of Free Cash (the Increased Facility A3 Payment Amount), it being recorded that the remaining 70% (seventy per cent) of such Free Cash shall be distributed by the Borrower to Wits Gold and/or any Affiliate of Wits Gold.

6.8.3.	If it is determined on the relevant Calculation Date that:

6.8.3.1.	the Threshold Gold Price was attained or exceeded in respect of the relevant Calculation Period, the Borrower shall pay to the Lenders the amount which is the greater of:

6.8.3.1.1.	the Facility A3 Payment Amount or the Increased Facility A3 Payment Amount, as the case may be, and

6.8.3.1.2.	the relevant Fixed Payment Amount for that Calculation Period; or

6.8.3.2.	the Threshold Gold Price was not attained or exceeded in respect of the relevant Calculation Period, the Borrower shall pay to the Lenders the Facility A3 Payment Amount or the Increased Facility A3 Payment Amount, as the case may be (the Facility A3 Variable Payment Amount).

6.8.4.	For the avoidance of doubt, the balance represented by the difference between any Facility A3 Variable Payment Amount and the relevant Fixed Payment Amount will remain outstanding and interest will accrue on such balance for the term of this Agreement.

6.8.5.	If it is determined on the relevant Calculation Date that the Facility A3 Payment Amount, will exceed the Facility A3 Loan, on the relevant Interest Payment Date (the Facility A3 Surplus), such Facility A3 Surplus shall be applied by the Lenders in reduction of the Facility A4 Loan.

6.9.	Repayment of the Facility A4 Loan

6.9.1.	Subject to the provisions of this Clause 6.9 (Repayment of the Facility A4 Loan), on the First Facility A4 Interest Payment Date and then on each successive Interest Payment Date until the Facility A4 Settlement Date, the Borrower shall apply 10% (ten per cent) of all Free Cash in payment of accrued but unpaid interest on the Facility A4 Loan and repayment of the Facility A4 Loan (the Facility A4 Payment Amount), and the remaining 90% (ninety per cent) of such Free Cash shall be applied by the Borrower in settlement of the Wits Gold Shareholder Loan in accordance with the provisions of the Wits Gold Shareholder Loan Facility Agreement.

6.9.2.	Should the Wits Gold Shareholder Loan be settled in full prior to the Facility A4 Settlement Date, the Facility A4 Payment Amount shall increase to 30% (thirty per cent) of Free Cash (the Increased Facility A4 Payment Amount) it being recorded that the remaining 70% (seventy per cent) of such Free Cash shall be distributed by the Borrower to Wits Gold and/or any Affiliate of Wits Gold.

6.9.3.	If it is determined on the relevant Calculation Date that:

6.9.3.1.	the Threshold Gold Price was attained or exceeded in respect of the relevant Calculation Period, the Borrower shall pay to the Lenders the amount which is the greater of:

6.9.3.1.1.	the Facility A4 Payment Amount or the Increased Facility A4 Payment Amount, as the case may be, and

6.9.3.1.2.	the relevant Fixed Payment Amount for that Calculation Period; or

6.9.3.2.	the Threshold Gold Price was not attained or exceeded in respect of the relevant Calculation Period, the Borrower shall pay to the Lenders the Facility A4 Payment Amount or the Increased Facility A4 Payment Amount, as the case may be (the Facility A4 Variable Payment Amount).

6.9.4.	For the avoidance of doubt, the balance represented by the difference between any Facility A4 Variable Payment Amount and the relevant Fixed Payment Amount will remain outstanding and interest will accrue on such balance for the term of this Agreement.

7.	PREPAYMENT AND CANCELLATION

7.1.	Illegality

7.1.1.	If at any time it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to maintain its participation in a Loan:

7.1.1.1.	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

7.1.1.2.	the Facility Agent shall promptly notify the Borrower thereof;

7.1.1.3.	upon the Facility Agent notifying the Borrower, the Total Commitments of that Lender will be immediately cancelled; and

7.1.1.4.	the affected Lender shall be entitled to act in accordance with Clause 23.1.

7.2.	Mandatory Prepayment

7.2.1.	Change of Control

7.2.1.1.	If, without the prior written consent of the Facility Agent (which consent shall not be unreasonably withheld or delayed) a Wits Gold Change of Control occurs or a Borrower Change of Control occurs:

7.2.1.1.1.	the Borrower shall promptly notify the Facility Agent upon becoming aware of that event or if the Facility Agent otherwise becomes aware of such event the Facility Agent shall notify the Borrower accordingly;

7.2.1.1.2.	the Facility Agent shall promptly notify the Lenders thereof;

7.2.1.1.3.	if the Majority Lenders so require after a period of 45 (forty-five) days from receipt of the notice referred to in Clause 7.2.1.1.2 (provided, for the avoidance of doubt, failure of the Borrower to provide such notice shall not prevent the Lenders from taking the following actions), the Facility Agent shall by notice to the Borrower, (such notice to be delivered no later than 60 (sixty) days from receipt of the notice referred to in Clause 7.2.1.1.2), cancel the Total Commitments and declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable; and

7.2.1.1.4.	if the Facility Agent does not serve the notice referred to in Clause 7.2.1.1.3, a Lender may by notice to the Facility Agent which shall be delivered not earlier than 45 (forty-five) days nor later than 60 (sixty) days from receipt of the notice referred to in Clause 7.2.1.1.2, whereupon the Facility Agent shall by notice to the Borrower (such notice to be delivered promptly after receipt of such Lender notification), cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest thereon and all other amounts due to such Lender under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3.	Voluntary Prepayment of the Facility A Loans

The	Borrower may, at any time after the Effective Date, if it gives the Facility Agent not less than 5 (five) Business Days’ prior written notice, prepay the whole or any part of the outstanding Facility A Loans.

7.4.	Restrictions

7.4.1.	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.4.2.	The Borrower may not re-borrow any part of the Facility A which is repaid or prepaid.

7.4.3.	The Borrower shall not repay or prepay all or any part of a Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.4.4.	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.	INTEREST

8.1.	Calculation of Interest

8.1.1.	The rate of interest on the outstanding Interest Bearing Facility A Loans in respect of each Interest Period following the expiry of the Moratorium is the percentage rate per annum which is the aggregate of the applicable:

8.1.1.1.	Margin; and

8.1.1.2.	LIBOR.

8.1.2.	During the currency of the Moratorium, the rate of interest on the outstanding Interest Bearing Facility A Loans shall be 0% (zero per cent) per annum.

8.2.	Payment of Interest

8.2.1.	Subject to Clause 6.5 (Moratorium), from Free Cash generated by the Borrower, the Borrower shall pay accrued interest on the Interest Bearing Facility A Loans on each applicable Interest Payment Date. Any interest not paid when due shall be compounded monthly and shall thereafter constitute Loans hereunder and shall accrue interest at the rate then applicable to the Interest Bearing Facility A Loans. The Borrower shall be entitled to withhold from payment to the Facility Agent (on behalf of the Lenders) such amounts as may be applicable pursuant to any withholding tax levied on interest accruing or payable to the Lenders. There shall be no obligation whatsoever on the Borrower to gross up amounts payable to the Lender in respect of any withholding tax on interest accruing or payable to the Lender.

8.3.	Default Interest

8.3.1.	Upon the occurrence and during the continuance of a Default, interest shall accrue on all Unpaid Sums hereunder from the date of Default to the date of actual payment (both before and after judgment) at a rate which is 2.0% (two per cent) higher than the rate which would have been payable prior to Default. Default interest (if unpaid) arising on an Unpaid Sum will be compounded monthly and shall thereafter constitute Loans hereunder and shall accrue interest at the rate then applicable to the Interest Bearing Facility A Loans.

8.4.	Notification of Rates of Interest

8.4.1.	The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1.	Interest Periods

9.1.1.	The first Interest Period to occur in respect of the Interest Bearing Facility A Loans shall commence on the day immediately succeeding the expiry of the Moratorium and cease on the First Facility A2 Interest Payment Date.

9.1.2.	Subject to Clause 10 (Changes to the calculation of interest) and Clause 9.1.1, the duration of Interest Periods for the Interest Bearing Facility A Loans shall be:

9.1.2.1.	a period of 6 (six) months starting on the day following the immediately preceding Interest Payment Date and ending on the next Interest Payment Date; or

9.1.2.2.	any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders).

9.1.3.	Notwithstanding any other provision of this Agreement, an Interest Period for any Interest Bearing Facility A Loan shall not extend beyond the Final Maturity Date.

9.2.	Non-Business Days

9.2.1.	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1.	Absence of Quotations

10.1.1.	Subject to Clause 10.2 (Market Disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00am on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2.	Market Disruption

10.2.1.	If a Market Disruption Event occurs in relation to a Facility A Loan for any Interest Period, then the rate of interest on each Lender’s share of that loan for the Interest Period shall be the percentage rate per annum which is the sum of:

10.2.1.1.	the Margin; and

10.2.1.2.	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Facility A Loan from whatever competitive source it may reasonably select.

10.2.2.	The Facility Agent shall promptly notify the Borrower of the occurrence, or if applicable the cessation, of a Market Disruption Event.

10.2.3.	In this Agreement, Market Disruption Event means:

10.2.3.1.	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available (or the Screen Rate is zero or negative) and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for US Dollars for the relevant Interest Period; or

10.2.3.2.	before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in the relevant Facility A Loan exceed 10 per cent of that loan) that the cost to it, or them, of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3.	Alternative Basis of Interest or Funding

10.3.1.	If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2.	Any alternative basis agreed pursuant to Clause 10.3.1 (Alternative Basis of Interest or Funding) shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties. If no such alternative basis is agreed, the provisions of Clause 10.2.1 (Market Disruption) shall apply.

10.4.	Break Costs and Break Gains

10.4.1.	If any repayment or prepayment of all or any part of a Loan (whether voluntary or mandatory) or any payment of any Unpaid Sum is made otherwise than on the last day of an Interest Period for that Loan or Unpaid Sum, then, either:

10.4.2.	the Borrower shall pay to the Facility Agent for the account of each Lender participating in that Loan or to whom that Unpaid Sum is owed a sum equal to the Break Costs applicable thereto; or

10.4.3.	the relevant Lender realising any Break Gains shall, unless such Break Gains are realised as a consequence of any prepayment of the relevant Loan due to an Event of Default, a breach by the Borrower of any provision of the Finance Documents, pay to the Borrower within 5 (five) Business Days of demand by the Borrower a sum equal to the Break Gains applicable to any prepayment.

10.4.4.	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs or Break Gains for any Interest Period in which they accrue.

11.	FEES

11.1.	The Borrower shall pay to the Facility Agent (for its own account) an agency fee on each anniversary of the Effective Date as set out in the Fee Letter.

12.	VALUE ADDED TAX

12.1.

All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, including any fees described in Clause 11 (Fees) and accordingly, subject to Clause 12.1.1 (Value Added Tax), if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance

Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

12.1.1.	If VAT is chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply. So far as the Facility Agent is aware (without representing so to the Borrower) the Original Lenders are not as at the Effective Date required to charge VAT on any supply made or to be made under the Finance Documents.

12.1.2.	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13.	OTHER INDEMNITIES

13.1.	Currency Indemnity

13.1.1.	If any sum due from the Borrower under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

13.1.1.1.	making or filing a claim or proof against the Borrower; or

13.1.1.2.	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall, as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency; and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

13.1.2.	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2.	Indemnity

13.2.1.	The Borrower agrees to indemnify the Facility Agent, each Lender, each other Finance Party and each Affiliate of any of the foregoing persons (each such person being called an

Indemnified Party) against, and to hold each Indemnified Party harmless from, any and all direct losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees, disbursements and other charges, incurred by or asserted against any Indemnified Party arising out of any Environmental Claim asserted by any person against any Indemnified Party and directly related to the operations of the Borrower arising after the Effective Date; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related costs and expenses are determined by a court of competent jurisdiction to have resulted from or been contributed to by the gross negligence (provided that in such cases, such indemnity shall still be available but shall be reduced to the extent of such contributory negligence determined by the court) or wilful misconduct of such Indemnified Party (and, upon any such determination, any indemnification payments with respect to such losses, claims, damages, liabilities or related costs and expenses previously received by such Indemnified Party shall be subject to reimbursement by such Indemnified Party).

13.2.2.	To the extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Loans or the use of the proceeds thereof.

13.2.3.	The provisions of this Clause 13.2 (Indemnity) shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions or the other transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Finance Document, or any investigation made by or on behalf of the Facility Agent or any Lender. All amounts due under this Clause 13.2 (Indemnity) shall be payable on written demand therefor.

13.3.	Indemnity to the Security Agent

The Security Agent may, in priority to any payment to the Finance Parties, indemnify itself out of the Collateral in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 13.2 (Indemnity to the Security Agent) and shall have a lien on the Collateral and the proceeds of the enforcement of the Collateral for all moneys payable to it.

14.	COSTS AND EXPENSES

14.1.	Transaction Expenses

14.1.1.	Each Party shall be responsible for the amount of all its own costs and expenses (including legal fees) incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

14.1.1.1.	the Finance Documents and any associated or ancillary documents executed on or around the Effective Date; and

14.1.1.2.	any other Finance Documents and any associated or ancillary documents executed after the Effective Date.

14.2.	Amendment Costs

14.2.1.	If:

14.2.1.1.	the Borrower requests an amendment, waiver or consent in relation to a Finance Document; or

14.2.1.2.	an amendment is required pursuant to Clause 30.9 (Change of Currency), the Borrower shall, within three Business Days of demand, reimburse the Facility Agent for all reasonable costs and expenses (including legal fees) properly incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

14.3.	Enforcement Costs

The Borrower shall, within 3 (three) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

14.4.	Borrower’s Costs

The Borrower shall itself bear any costs and expenses incurred by itself which are similar to those costs and expenses contemplated in Clauses 14.1 (Transaction Expenses) to 14.3 (Enforcement Costs).

15.	REPRESENTATIONS

15.1.	General Representations

The Borrower makes the representations and warranties set out in this Clause 15.1 (General Representations) to each Finance Party on and with effect from the Effective Date and as set out in Clause 15.44 (Repetition) in relation to itself (and “it”, when used herein, shall be deemed to refer to the Borrower).

15.2.	Organisation, Powers

15.2.1.	it is duly incorporated, amalgamated or formed, organised and validly existing under the Laws of its jurisdiction of incorporation, amalgamation or formation;

15.2.2.	subject to any order in the Business Rescue Proceedings, it has all requisite corporate power, capacity and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted in respect of the Project;

15.2.3.	it is qualified to do business in every jurisdiction where such qualification is required; and

15.2.4.	subject to any order in the Business Rescue Proceedings, it has the power and authority, and the legal right, to enter into, execute, deliver and perform its obligations under this Agreement, each of the other Finance Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be party, including, the power, authority and legal right to borrow, guarantee or grant security, as the case may be, hereunder or thereunder.

15.3.	Authorisation, no conflicts

15.3.1.	This Agreement, each Finance Document, each Project Document and the transactions contemplated under each of them, including, without limitation the execution and delivery by the Borrower of this Agreement, each Finance Document and each Project Document and the performance of the obligations of the Borrower under each of them and the consummation of the transactions contemplated therein:

15.3.1.1.	have been duly authorised by all requisite corporate, and, if required, shareholder action on the part of the Borrower; and

15.3.1.2.	will not violate:

15.3.1.2.1.	any provision of Law, statute, rule or regulation, or the constitutional or organisational documents of the Borrower;

15.3.1.2.2.	subject to any order in the Business Rescue Proceeding, any order of any Governmental Authority or arbitrator applicable to the Borrower;

15.3.1.2.3.	any provision of any Project Document, indenture, agreement, mortgage bond or other instrument to which the Borrower is a party or by which the Borrower or any of its property is or may be bound; or

15.3.1.2.4.	the Borrower’s memorandum or articles of incorporation (or equivalent);

15.3.1.3.	be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such Project Document, indenture, agreement or other instrument; or

15.3.1.4.	except as set out in any order in the Business Rescue Proceeding, result in the creation or imposition of any Security upon or with respect to any property or assets now owned or hereafter acquired by the Borrower (other than Permitted Security).

15.4.	Governing law and enforcement

15.4.1.	Subject to the Legal Reservations:

15.4.1.1.	the choice of governing law of each of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions; and

15.4.1.2.	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

15.5.	Enforceability

This Agreement has been duly executed and delivered by the Borrower by the Business Rescue Practitioner and constitutes, and each other Finance Document and Project Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower and each other party thereto (other than the Finance Parties) enforceable against it in accordance with its terms, subject to Legal Reservations. None of the Finance Documents has been amended or modified subsequent to having been delivered to the Facility Agent, except as permitted under this Agreement.

15.6.	Governmental Approvals

Other than the consent of the Business Rescue Practitioner in the Business Rescue Proceedings with respect to the Borrower, no authorisation, exemption, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is required in connection with the execution and delivery of, and the performance of the transactions contemplated by, the Finance Documents, except for consents, approvals, authorisations, exemptions, registrations, filings, Permits, notices or actions which have been completed.

15.7.	Environmental Claims

15.7.1.	To the knowledge of the Borrower after due and careful enquiry:

15.7.1.1.	it is not in violation of (or received any notice that it is in violation of) any Environmental Law which violation would reasonably be expected to result in an Environmental Claim against the Borrower or its properties and assets;

15.7.1.2.	it has not Released any Hazardous Substances in, on, or under any property it owns or occupies (including the Sites) in violation of Environmental Law that would reasonably be expected to subject the Borrower to liability, under any Environmental Law;

15.7.1.3.	there are no underground tanks, whether operative or temporarily or permanently closed, located on any property it owns or occupies (including the Sites) other than underground diesel storage tanks the placement and use of which is in compliance with applicable Environmental Laws;

15.7.1.4.	there are no Hazardous Substances used, generated, manufactured, produced, transported thereto or therefrom, stored or present at or on any property it owns or occupies (including the Sites), except as necessary in the ordinary course of business and in material compliance with Environmental Laws; and

15.7.1.5.	it has, at all times, operated and conducted its business, undertaking and properties in compliance with Environmental Laws.

15.7.2.	To the knowledge of the Borrower after due and careful enquiry, there is no pending or threatened Environmental Claims by any Governmental Authority or any non- governmental third party with respect to the presence or Release of Hazardous Substances in, on or from any property it owns or occupies (including the Sites).

15.7.3.	The Borrower has disclosed details to the Facility Agent of all material inspections, investigations, studies, audits, tests, reviews and other analyses carried out by it or on its behalf specifically in respect of the Projects in relation to any environmental matters or pursuant to any Environmental Law in respect of the environment at the Sites or any other property over which any of the Sites enjoy any amenities or rights.

15.8.	Mining Titles and Property Rights

15.8.1.	The Mining Titles are in full force and effect, have been validly and duly awarded to the Borrower in accordance with the MPRDA, and are sufficient in scope and substance for the maintenance of the Project in accordance with sound international mining and business practice and the Mine Plan. To its knowledge, there is no reason why any Mining Title will not be renewed when due for renewal.

15.8.2.	Subject to the information provided in Schedule 4 (Disclosure) hereto, neither the Sites nor the Borrower’s interest therein is subject to any royalty or similar obligation other than government royalties from 2009 under the MPRDA in respect of the Site.

15.9.	Authorisations

15.9.1.	It is at all times in possession of all Authorisations necessary for the conduct of its business and its affairs and the implementation of the Project.

15.9.2.	It is not aware (having made reasonable enquiries) of any facts which may give rise to the withdrawal, suspension, revocation, variation or cancellation of, or failure to renew, any such Authorisations or such Authorisations only being renewed subject to the imposition of onerous conditions not presently applicable.

15.9.3.	It shall not amend or consent to the amendment, variation, cancellation or replacement of any Authorisation (except for those which have to be periodically renewed), or done anything or failed to do anything which does or could have the effect of preventing the renewal or extension of any Authorisation.

15.10.	Land Claims

There are no Land Claims in respect of any part of the Sites that could have any impact or effect on the Project.

15.11.	Taxes

The Borrower has filed all national, provincial and local tax returns that it is required to file, has paid all taxes that it is required to pay to the extent due (other than those taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such taxes) and, to the extent such taxes are not yet due, has established reserves that are adequate for the payment thereof as required by IFRS.

15.12.	Validity and admissibility in evidence

It maintains and is in compliance with all Authorisations required under any applicable Law or regulation:

15.12.1.	to enable it lawfully to enter into, exercise its rights and comply with its obligations in each Finance Document and Project Document to which it is a party; and

15.12.2.	to make each Finance Document and Project Document to which it is a party admissible in evidence in its jurisdiction of incorporation.

15.13.	Compliance with Laws

To the knowledge of the Borrower after due and careful enquiry, it is conducting its business and operations in compliance with all Laws and regulations to which it or its properties may be subject, and is otherwise in compliance with all Laws and regulations applicable to it or its properties.

15.14.	Deduction of Tax

It is not required under the Law of its jurisdiction of incorporation in force as at the Effective Date to make any deduction or withholding for or on account of Tax from any payment it may make under any Finance Document (except as may be contemplated by the 2013 Taxation Laws Amendment Bill).

15.15.	No filing or stamp taxes

As at the Effective Date, under the Law of its jurisdiction of incorporation it is not necessary:

15.15.1.	that any Finance Document be filed, notarised, recorded or enrolled with any Governmental Authority in that jurisdiction (except as provided under Clause 15.6 (Governmental Approvals)); or

15.15.2.	that any stamp, registration or similar tax be paid on or in relation to any Finance Document or the transactions contemplated by any Finance Document, except for local costs for the recording of such documents as required by this Agreement, each of which will be paid within any applicable time period.

15.16.	No default

15.16.1.	No Default is continuing or would reasonably be expected to result from the entry into of the Finance Documents.

15.16.2.	No other event or circumstance is continuing which constitutes a default or an event of default (howsoever described) under any other agreement or instrument which is binding on the Borrower or to which its assets are subject.

15.17.	No misleading information

15.17.1.	As of the Effective Date, there is no fact which has not been set forth in this Agreement or which has not otherwise been made publicly available in any statutory or regulatory filing or disclosed to the Facility Agent by the Borrower prior to such date in connection with the transactions contemplated hereby or thereby.

15.17.2.	All factual statements made to the Facility Agent and all documentation furnished to the Facility Agent by the Borrower, taken as a whole, including written updated or supplemented information delivered on or prior to such date, are true and correct in all material respects as at the date on which they are supplied.

15.18.	No changes

15.18.1.	Since the date of its Original Financial Statements, the Borrower has not:

15.18.1.1.	save in connection with the implementation of the Business Rescue Plan, entered into any amalgamation, demerger, merger or corporate reconstruction (or any analogous procedure or step in any jurisdiction); or

15.18.1.2.	made any substantial change to the general nature of its business.

15.19.	Financial statements

15.19.1.	Any Original Financial Statements were prepared in accordance with the relevant IFRS consistently applied.

15.19.2.	Any unaudited Original Financial Statements fairly represent the Borrower’s consolidated financial condition, earnings and results of operations during the relevant period.

15.19.3.	Any audited Original Financial Statements give a true and fair view of its financial condition, earnings and results of operations during the relevant financial year.

15.19.4.	Its most recent financial statements delivered pursuant to Clause 16.1 (Financial Statements, Project Reports and Monthly Reports as applicable):

15.19.4.1.	were prepared in accordance with IFRS; and

15.19.4.2.	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

15.19.5.	The budgets and forecasts, including, without limitation, the Mine Plan, supplied pursuant to this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

15.19.6.	There has been no Material Adverse Effect since the last date of the period for which the Original Financial Statements were prepared or since the last date of the period for which the most recent set of financial statements were prepared and which are required to be delivered to the Facility Agent pursuant to Clause 16.1 (Financial Statements, Project Reports and Monthly Reports).

15.20.	No undisclosed liabilities

As at the date as of which its most recent audited financial statements were prepared, it did not have any material liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against.

15.21.	No winding-up

15.21.1.	Other than the Business Rescue Proceedings, no steps have been taken and it is not aware (having made reasonable and proper enquiry) of any steps threatened or of any facts which are likely to give rise to steps being taken in respect of it in terms of Chapter 2, Part G, Chapter 6 or section 114 of the Companies Act or of the Insolvency Act or any other relevant or applicable Law in respect of insolvency, liquidation or winding up or any corresponding legislation in any other jurisdiction.

15.21.2.	Other than the Business Rescue Proceedings, it has not taken any corporate action, nor have any other steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution, administration, liquidation, striking-off, reorganisation, adjustment or composition of its debts under any laws relating to bankruptcy, insolvency or reorganisation or for the appointment by it (or on its behalf) of a Business Rescue Practitioner, liquidator or similar officer in relation to itself or all or any of its assets or revenues or for any other relief on its behalf as debtor or to adjudicate it a bankrupt or insolvent nor has it made a general assignment for the benefit of its creditors.

15.22.	No proceedings pending or threatened

15.22.1.	Save as listed in Schedule 4 (Disclosure), no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including without limitation any relating to Environmental Law) which, if adversely determined, would constitute or result in a Material Adverse Effect, have been started or (to the best of its knowledge and belief) threatened against it.

15.22.2.	The Borrower has neither instituted any action nor brought any application in any court nor submitted any claim nor dispute arising in connection with any Project Document to arbitration nor is it aware of any counterparty to any of the Project Documents instituting, bringing or submitting any of the afore going. The Borrower has not agreed to amend or revise any Project Document by virtue of any arbitration.

15.23.	No Security

There is no Security affecting any property or assets of the Borrower other than the Permitted Security.

15.24.	No immunity

Subject to the Legal Reservations, in any proceedings taken in any jurisdiction in relation to any Finance Document, the Borrower is not entitled to claim for itself nor any of its assets immunity from suit, execution, attachment nor other legal process.

15.25.	Financial Indebtedness

15.25.1.	The Borrower has no Financial Indebtedness other than Permitted Financial Indebtedness.

15.26.	Ranking of Security granted by Intra-Group Borrowers

Subject to the Legal Reservations, the Security to be granted to the Borrower by the Intra-Group Borrowers pursuant to the Security Documents will be a first ranking priority Security on all of the property, assets and undertaking of the Intra-Group Borrowers and will not subject to any prior ranking or pari passu ranking Security.

15.27.	Certified Copies

Any copy of a document (the original document) provided to any Finance Party by or on behalf of it which purports to be certified by one of its duly Authorised Officers or directors as a true, complete and up-to-date copy of the original document is a true, complete and accurate copy of the original document and is up to date as at the date on which it was provided.

15.28.	Transaction Documents

15.28.1.	To the knowledge of the Borrower after due and careful enquiry it has not breached any of the terms of any Project Document to which it is a party.

15.28.2.	It is not aware of any dispute or potential dispute with any counterparty to a Project Document to which it is a party.

15.29.	Establishment

It has not registered one or more “establishments” (as that term is defined in Part 1 of the Overseas Companies Regulations 2009) with the Registrar of Companies in the United Kingdom.

15.30.	Title

Subject to Permitted Security, the Borrower has good and marketable title to its real and personal property and valid leasehold interests in, all its properties and assets (including the Sites).

15.31.	BEE and BBBEE

It is in compliance with all Black Economic Empowerment and Broad Based Black Economic Empowerment principles and requirements as set out in the South African Broad Based Black Economic Empowerment Act 2003 and the MPRDA.

15.32.	Pension Plans and Benefit Plans

The Borrower does not maintain, administer, contribute to nor is it subject to any Pension Plan or Benefit Plan.

15.33.	Employee matters

15.33.1.	The Borrower, nor any of its employees, is subject to any collective bargaining agreement.

There are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Borrower, threatened against the Borrower, or its respective employees. The Borrower is not subject to an employment contract providing for a fixed term of employment or providing for special payments on termination of employment.

15.33.2.	The Borrower has withheld from each payment to each of their respective officers, directors and employees the amount of all Taxes, including income tax, employment insurance premiums and other payments and deductions required to be withheld therefrom, and has paid the same to the proper taxation or other receiving authority in accordance with applicable Law. The Borrower is not subject to any claim by or liability to any of their respective officers, directors or employees for salary (including vacation pay) or benefits which would rank in whole or in part pari passu with or prior to the Security created by the Security Documents.

15.34.	Investment Company

The Borrower is not an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.

15.35.	Additional Representations

The Borrower, (additionally to the representations and warranties in Clause 15.1 (General Representations)) makes the representations and warranties set out in this Clause 15.35 (Additional Representations) to each Finance Party on the Effective Date and as set out in Clause 15.44 (Repetition) in relation to itself and the Project, as applicable:

15.36.	Property Rights

15.36.1.	It has good, valid and marketable title to, or valid leasehold interests in, all its material properties and assets (including the Site).

15.36.2.	Each parcel of Property Rights and the current use thereof complies with all applicable Laws (including building and planning regulations and codes) and with all insurance requirements.

15.36.3.	It, and, to its knowledge, each other party thereto, has complied with all obligations under all leases to which it is a party and all such leases are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms. It enjoys peaceful and undisturbed possession under all such leases. None of the Property Rights included in the Site Mortgage is subject to any lease, sublease, license or other agreement granting to any person (other than the Borrower) any right to the use, occupancy, possession or enjoyment of the Property Rights or any portion thereof.

15.36.4.	It has not received any notice of, nor has any knowledge of, any pending or contemplated proceedings affecting the Property Rights.

15.36.5.	It is not obliged under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Property Rights or any interest therein.

15.36.6.	There are no pending or, to its knowledge, proposals of any Governmental Authority for works affecting any material portion of the Property Rights, nor are there any such works contemplated.

15.36.7.	It has obtained all Permits required by applicable Law to be obtained and necessary to the use and operation of the Property Rights. The use being made of each parcel of Property Rights conforms to all such Permits and any other restrictions, covenants or conditions affecting such Property Rights.

15.36.7.1.	The premises in which it carries on business comply with all government, provincial and local authority requirements, with the conditions of title of the land on which such premises are situated and with the conditions of any lease (if any) applicable to those premises and it knows of no facts or circumstances, the effect of which may in future give rise to any government, provincial or local authority objecting to the manner in which it carries on its business. If it is notified by any government, provincial or local authority that it is in violation of any government, provincial or local authority requirements, it shall inform the Facility Agent immediately and shall remedy its failure to comply with that government, provincial or local authority requirement within 30 (thirty) Business Days or such longer period as may be permitted by the government or the provincial or local authority concerned.

15.37.	Assets

15.37.1.	It possesses or owns the assets and properties which are necessary in order to enable it to fulfil and perform its obligations and liabilities in terms of the Finance Documents,the Project Documents and the Mine Plan.

15.37.2.	It owns all the assets and properties that are required in accordance with the Mine Plan.

15.37.3.	Its assets and properties are in good order and condition and fully operational apart from breakdowns in the ordinary course, and it shall not negligently or wilfully damage or permit damage to be done to any of its assets and properties.

15.38.	Title to Production

Subject to the terms of any Offtake Contract, it has the capacity and the right to cede in security to the Finance Parties its rights under any Offtake Contract and any proceeds received from the sale of all Production which it may contract to deliver to such parties under any Project Document, free and clear of all Security or claims except for Permitted Security.

15.39.	Permits

15.39.1.	It has and is in possession of all Applicable Permits required to date and is in compliance with all the material terms thereof.

15.39.2.	It has in its possession, all Permits under existing Laws required or necessary for the conduct of the applicable Project (other than Applicable Permits).

15.39.3.	In relation to the Permits held by it as described in Clauses 15.39.1 and 15.39.2, the same are in full force and effect and, are not subject to any current legal proceeding to which it is a party or, to its knowledge, to any unsatisfied condition and all statutorily prescribed appeal periods with respect to the issuance of such Permits have expired. It is in compliance with the material terms of all Permits.

15.40.	Labour Disputes

Neither the business nor the properties of it are being affected by any strike, lockout or other labour dispute.

15.41.	Compliance with social plan

15.41.1.	The Mine Plan complies with all applicable Law.

15.41.2.	All retrenchments made by the Borrower have been done in compliance with applicable Law and the Borrower’s social plan; and

15.41.3.	There are no obligations outstanding under or in respect of the social plan.

15.42.	Intellectual Property

15.42.1.	It owns or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights which are necessary for the operation of such Project (the IP Rights). No material product, process, method, substance, part or other material presently contemplated to be sold or employed by it in connection with such Project will infringe any patent, trademark, service mark, trade name, copyright, license or other right owned by any other person.

15.42.2.	It does not require any licence from, or the consent of any third party to use, the IP Rights which relate to the Project.

15.43.	Insurance

It maintains Insurance in full force and effect at all times which satisfies Clause 17 (Insurance) herein.

15.44.	Repetition

15.44.1.	The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the first day of each Interest Period.

15.44.2.	Each representation and warranty deemed to be made after the Effective Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

16.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 16 (Information Undertakings) shall remain in force from the Effective Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

16.1.	Financial Statements, Project Reports and Monthly Reports

16.1.1.	The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders:

16.1.1.1.	as soon as the same become available, but in any event not later than 45 (forty five) days after the end of the relevant Financial Quarter, the Quarterly Management Accounts for that Financial Quarter;

16.1.1.2.	as soon as it becomes available, but in any event within 30 (thirty) days of the end of each calendar month, the Monthly Report for that month;

16.1.1.3.	a certified board-approved revised Mine Plan and related financial model updated and provided to the Facility Agent annually, within 30 (thirty) days of such board approval, in respect of any revised or updated Mine Plan;

16.1.2.	On each Interest Payment Date, the Borrower shall deliver to the Facility Agent a Mine Plan variance report for the immediately preceding Calculation Period.

16.1.3.	On each Interest Payment Date, the Borrower shall deliver to the Facility Agent a report in form, substance and sufficient detail acceptable to the Facility Agent in respect of the calculation of Free Cash for the immediately preceding Calculation Period.

16.2.	Information: Miscellaneous

16.2.1.	The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

16.2.1.1.	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

16.2.1.2.	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it;

16.2.1.3.	promptly, details of any visit to any of the Sites by any Governmental Authority or any representative thereof that relates to any actual or alleged non-compliance with any applicable Law; and

16.2.1.4.	promptly, such further information regarding the financial condition, business and operations of the Borrower as any Finance Party (through the Facility Agent) may reasonably request,

in each case, only where such disclosure or provision of information or documents would not be in breach of any Law.

16.3.	Access to Collateral

Upon the request of the Facility Agent (on the instruction of any Lender) the Borrower shall provide the Facility Agent or any Lender and any of their respective representatives, professional advisers and agents with access to inspect the Collateral, the Mine Plan, the Sites and any information, including books and records, in each case at reasonable times and upon reasonable notice, and to discuss the affairs, finances and accounts of the Borrower; and

16.4.	Notification of Default

16.4.1.	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

16.4.2.	Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by two of its officers certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

16.5.	Notification of Non-Compliance

The Borrower shall notify the Facility Agent of any:

16.5.1.	fact, circumstance, condition or occurrence at, on or arising from, the Site or the Project that results in non-compliance with any Environmental Law or any Release of Hazardous Substances on or from the Project or any other part of the Property Rights; and

16.5.2.	pending Environmental Claim against it or, to its knowledge, any of its Affiliates, contractors or agents arising in connection with its or their occupying or conducting operations on or at the Sites.

16.6.	Notification of Misrepresentation

The Borrower shall notify the Facility Agent promptly upon becoming aware that any representation made or deemed to be made by it under any Finance Document has become untrue or misleading and will result in a Material Adverse Effect.

16.7.	Disputes

The Borrower shall inform the Facility Agent promptly (and with reasonable detail) upon becoming aware of any dispute or potential dispute with any counterparty to a Project Document or any other creditor of the Borrower, save where such dispute is resolved amicably within 30 (thirty) Business Days of such dispute arising.

16.8.	Environmental

Within 90 (ninety) days of the end of each calendar year, the Borrower shall confirm to the Facility Agent, in a form and with contents to the satisfaction of the Facility Agent (acting reasonably), its and each of its Subsidiaries’ compliance with all applicable Environmental Laws, as well as the occupational health and safety requirements of the Laws, the environmental requirements of this Agreement (including compliance with the Equator Principles Requirements, the provisions and conditions of the EMS, EMP and the Environmental Permits to which such parties are subject or detailing the nature and extent of any non-compliance with any of the aforesaid by the Borrower or Subsidiary together with any action that the Borrower or Subsidiary (as applicable) is or shall be undertaking in order to ensure compliance with the aforesaid.

16.9.	Notifications (General)

16.9.1.	The Borrower shall promptly notify the Facility Agent of:

16.9.1.1.	any proposed change in the business or operations of the Borrower;

16.9.1.2.	any inability to obtain an Authorisation or consent required by the Project;

16.9.1.3.	any material defect in respect of an Authorisation or consent required by the Project;

16.9.1.4.	any proposed change in the nature and/or scope of the Project;

16.9.1.5.	any other event or circumstance,

which would constitute a Material Adverse Effect; and

16.9.1.6.	such other information with respect to the Borrower or any of its Subsidiaries as any Lender through the Facility Agent may from time to time reasonably request.

16.9.2.	The Borrower shall immediately notify the Facility Agent as soon as:

16.9.2.1.	it becomes aware of any heritage resources (as defined in the South African National Heritage Resources Act, 1999) on either of the Sites;

16.9.2.2.	the Borrower receives any notice (whether written or not) of any Governmental Authority’s intention to take any action to remedy any non-compliance with any applicable Law (including, but not limited to any such action contemplated under the MPRDA) with respect to the Borrower; and

16.9.2.3.	the Borrower receives any notice (whether written or not) of any claim against or proceedings in respect of the rights over or title to the land or property comprising the Sites.

16.10.	“Know Your Customer” Checks

16.10.1.	If:

16.10.1.1.	the introduction of or any change in (or in the interpretation, administration or application of) any Law or regulation made after the Effective Date;

16.10.1.2.	any change in the status of the Borrower or the composition of the direct or indirect shareholders of the Borrower after the Effective Date; or

16.10.1.3.	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of Clause 16.10.1.3, any prospective new Lender) to comply with “know your customer” or similar identification procedures, in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 16.10.1.3, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in Clause 16.10.1.3, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable Laws and regulations, pursuant to the transactions contemplated in the Finance Documents.

16.10.2.	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable Laws and regulations, including without limitation, pursuant to the transactions contemplated in the Finance Documents.

16.10.3.	Nothing in this Agreement shall oblige the Facility Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent.

16.11.	Breach

The Parties agree that, notwithstanding any other remedies afforded to a Lender pursuant to this Agreement, but subject to Clause 22.9, any breach or failure by the Borrower to perform wholly or partially any of its obligations contained in this Clause 16 (Information Undertakings) shall entitle such Lender to claim specific performance from the Borrower in respect of such breach or failure to perform.

17.	INSURANCE

17.1.	Insurance

17.1.1.	So long as any Secured Liabilities remain outstanding, the Borrower shall, to the satisfaction of the Facility Agent:

17.1.1.1.	insure or cause to be insured all Insurable Property then owned by it against loss, theft, damage, destruction, fire and all risks and all other usual risks, and to such limits, as a prudent owner of property of a similar type to that property and in a similar business and location would insure and any other risks specified by the Facility Agent and as is necessary in order to comply with any applicable Law and for greater certainty, such insurance will include (but not be limited to) coverage of the following:

17.1.1.1.1.	fire and all risks;

17.1.1.1.2.	third party, public and business liability;

17.1.1.1.3.	transit of Products (to refinery or otherwise);

17.1.1.1.4.	workers’ compensation;

17.1.1.1.5.	motor vehicle;

17.1.1.1.6.	construction all-risks;

17.1.1.1.7.	business interruption;

17.1.1.1.8.	SASRIA; and

17.1.1.1.9.	any other insurance required by applicable Law;

17.1.1.2.	ensure that all Insurance will:

17.1.1.2.1.	be placed with an Approved Insurer and fully underwritten; and

17.1.1.2.2.	upon request by the Facility Agent have the Security SPV named as an additional insured (if permitted by the insurer under the applicable policy) and as first loss payee;

17.1.1.3.	ensure that all Insurance against loss, theft, damage, destruction, fire or all risks in respect of the Insurable Property will be for at least the full reinstatement value thereof from time to time, unless the Facility Agent otherwise agrees in writing;

17.1.1.4.	ensure that copies of all documents relating to the Insurance effected by them, including the certificate of Insurance, the relevant policies, all renewal certificates, certificates of currency and endorsement slips, are to be delivered by it to the Facility Agent promptly on request;

provided that, the Borrower shall, in acting as a prudent mining operator, ensure that at all stages of production, to the extent such Insurance is available, the nature, extent and quantum of the insurance required to be carried by the Borrower pursuant to this clause 17.1 shall be consistent with the nature and extent of the operations at the Mine and at similar mining operations from time to time.

17.1.1.5.	Maintenance of Insurance:

17.1.1.5.1.	duly and punctually pay or cause to be paid (and provide evidence thereof to the Facility Agent upon request) all premiums and other money payable under, and perform, observe and fulfill the terms of, all Insurance;

17.1.1.5.2.	promptly upon request, forward a copy of the current policies to the Facility Agent;

17.1.1.5.3.	provide to the Facility Agent, annually no later than 30 (thirty) days prior to the end of each calendar year, an insurance certificate in form and substance reasonably satisfactory to the Facility Agent from its insurers and brokers confirming the Insurance herein contemplated; and

17.1.1.5.4.	promptly disclose all information that may be required by, or that may entitle the insurers of the Insurances to void the Insurances or repudiate their liability thereunder, to the insurers of the Insurances; and

17.1.1.6.	not cause and will not permit anything to be done which may:

17.1.1.6.1.	render any part of the Insurance void, voidable or otherwise unenforceable;

17.1.1.6.2.	hinder or prevent in any material respect the recovery of any money in respect of the Insurance; or

17.1.1.6.3.	in any respect cause the premiums and other money payable to any insurer to be increased.

17.1.2.	The Borrower shall also procure that each of its Subsidiaries maintains suitable insurance against such risks and at such levels as a prudent company in (in each case) a similar business and location would maintain.

17.2.	No Liability

No Finance Party will incur any liability to the Borrower or any other person arising out of any failure by any Finance Party to effect or renew any Insurance, nor will any Finance Party incur any liability arising out of any failure by the insurer for any reason to meet any claim under any Insurance.

17.3.	Options as to Payments

17.3.1.	If any part of the property, assets or undertaking of the Borrower that is the subject of the Insurance is lost, stolen, damaged or destroyed and any sum becomes payable under any Insurance, then the Borrower shall be entitled to use any of the sums received under any Insurance to promptly replace the lost, stolen, damaged or destroyed property, assets or undertaking, failing which the sum received under any Insurance (or the balance thereof) will be credited to the Proceeds Account and will thereafter be applied as follows:

17.3.1.1.	if the sum is less than US$500,000, towards the replacement or repair of such property; or

17.3.1.2.	if the sum is equal to or above US$500,000, then at the option of the Facility Agent:

17.3.1.2.1.	as contemplated by Clause 17.3.1.1 (Options as to Payments);

17.3.1.2.2.	in prepayment of the Facility A Loans in accordance with this Agreement; or

17.3.1.2.3.	towards any purpose otherwise approved by the Facility Agent.

17.3.1.3.	Any sum received by the Facility Agent under any Insurance (other than a sum which is payable to a third party that is not the Borrower) will be held by the Facility Agent in an interest bearing account pending application in accordance with this Clause 17.3 (Options as to Payments).

18.	FINANCIAL COVENANTS

This Clause 18 (Financial Covenants) is left intentionally blank.

19.	PROJECT UNDERTAKINGS

The undertakings in this Clause 19 (Project Undertakings) shall remain in force from the Effective Date for so long as any amount is outstanding under the Finance Documents.

19.1.	Mine Plan

Subject to Clause 19.10, the Borrower shall conduct its business operations at all times substantially in accordance with the Mine Plan in effect at such time.

19.2.	Project Maintenance and Management

19.2.1.	The Borrower shall ensure that:

19.2.1.1.	the Construction Project is designed and constructed, substantially in accordance with the Mine Plan and in a good and workmanlike manner;

19.2.1.2.	the Project is managed, developed and operated and Production is maintained substantially in accordance with the Mine Plan;

19.2.1.3.	the Project is managed, developed and operated as would a prudent mining industry operator or owner (of a similar project, similarly situated) and in accordance with generally accepted mining industry practices and all applicable Laws;

19.2.1.4.	the Site and the other physical Collateral held by the Borrower is maintained, protected and kept in a good state of repair and in good working order and condition, and that it makes all necessary repairs, renewals, replacements, additions and improvements thereto (except where the same is obsolete or redundant); and

19.2.1.5.	all necessary geotechnical work has been carried out on the Site prior to commencement of the relevant Project phase.

19.3.	Production

The Borrower will ensure that once Production has commenced, all Product is promptly delivered to the Offtaker in compliance with the Offtake Contract.

19.4.	Site inspection

The Borrower shall permit the Facility Agent and/or the engineering representatives of the Facility Agent, upon giving reasonable notice to the Borrower, to make an inspection of the Project on or around the Effective Date and at least once annually thereafter (in each case if required by the Facility Agent) and shall facilitate the ability of such representatives to assess comprehensively the operation of the Project;

19.5.	Seismic Survey

The Borrower shall within 12 (twelve) months of the Effective Date conduct a 2D or 3D (as the case may be) Seismic Survey and shall make the results of such 2D or 3D (as the case may be) Seismic Survey available to the Facility Agent as soon as practicably possible after the completion of the 2D or 3D (as the case may be) Seismic Survey.

19.6.	Performance of Project Documents

19.6.1.	The Borrower shall:

19.6.1.1.	duly perform and observe in all material respects, all its obligations under any Project Document to which it is a party;

19.6.1.2.	not novate, assign or transfer any of its rights or obligations under or in connection with any Project Document to which it is a party other than to the Security Agent or Security SPV under the relevant Security Document;

19.6.1.3.	not do (or omit to do) anything which would constitute a Material Adverse Effect on the performance by any counterparty of any of its obligations under each Project Document to which it is a party;

19.6.1.4.	not exercise or rely upon any right of set-off, counterclaim or analogous right so as to reduce any amount payable to it under any Project Document to which it is a party.

19.6.2.	The Borrower shall exercise all its rights, powers and discretions under each Offtake Contract, except as to matters which do not materially affect the interests of the Finance Parties, in accordance with the instructions of the Facility Agent, provided that the Borrower in so doing shall not be obliged to breach the terms of any Offtake Contract.

19.6.3.	The Borrower shall ensure (to the best of its ability and control) that it pursues all claims which may arise under any Project Document appropriately.

19.6.4.	Notwithstanding any term of any Offtake Contract to the contrary, the Borrower shall not suspend production of Products at any time, except on a short term temporary basis in the ordinary course of trading where such temporary suspension of production would not in any way whatsoever result in the Borrower being unable fully and punctually to perform its obligations under any Finance Document or Project Document to which it is a party, provided that the Borrower shall be entitled to suspend production of Products at any time and for so long as the prevailing economic conditions subsisting at the time are materially (and adversely) different to those assumptions on the basis of which the Mine Plan was determined provided that such suspension does not result in an Event of Default.

19.6.5.	Save for any Offtake Agreement in force and effect as at the Effective Date, the Borrower shall not accept payment under any Offtake Contract in Gold or otherwise than in cash without the prior written consent of the Facility Agent.

19.6.6.	The Borrower shall not enter into any Offtake Contract with credit terms of more than 2 (two) Business Days.

19.6.7.	The Borrower shall not enter into or materially amend the terms of any Offtake Contract without prior approval of the Facility Agent as to the terms thereof, such consent not to be unreasonably withheld or delayed.

19.7.	Amendment of and exercise of rights under the Project Documents and Amendment of Mine Plan

19.7.1.	The Borrower shall not:

19.7.1.1.	amend, supplement, vary, waive, modify or concur in the amendment, supplement, variation, waiver or modification of any material provision of any Project Document to which it is a party;

19.7.1.2.	cancel, terminate, rescind, suspend, surrender or exercise any right to cancel, terminate, rescind, suspend or surrender any Project Document to which it is a party or any provision of any Project Document to which it is a party;

19.7.1.3.	release any counterparty from any material obligation under any Project Document to which it is a party;

19.7.1.4.	waive any breach by any counterparty to a material provision of any Project Document to which it is a party or consent to any act or omission which would otherwise constitute such a breach; or

19.7.1.5.	subject to Clause 19.8, materially amend or update the Mine Plan,

without notifying the Facility Agent thereof in writing within 30 (thirty) days of having taken such action and if any of the actions contemplated by the Borrower in this Clause 19.7 (Amendment of and exercise of rights under the Project Documents and Amendment of Mine Plan) is likely to be material, the Borrower shall obtain the Facility Agent’s prior written consent, such consent not to be unreasonably withheld or delayed.

19.8.	The Facility Agent shall not unreasonably withhold or delay its consent in Clause 19.7 in any instance where such amendment or update is not likely to materially negatively affect the Free Cash. In any instance where the Facility Agent refuses to grant its consent in Clause 19.7, the matter shall be referred to, and finally decided by the Independent Expert acting in accordance with the protocol in Schedule 8 (Independent Expert Protocol).

19.9.	Protection of Mining Titles

19.9.1.	The Borrower shall:

19.9.1.1.	procure that all the Mining Titles are registered in its name by the Effective Date;

19.9.1.2.	duly and punctually observe and comply with all work, expenditure and other obligations (or obtain exemptions therefrom) required under or otherwise applicable to the Mining Titles;

19.9.1.3.	duly and punctually observe and comply with all conditions of the Mining Titles and all provisions of the Mining Laws required to prevent the Mining Titles being liable to forfeiture;

19.9.1.4.	comply at all times with the provisions of the Mining Laws that govern the transfer of the Mining Titles into its name and the issue of the Mining Titles to it, and will not, in any manner, endanger its rights to the Mining Titles or permit such rights to become endangered in terms of the MPRDA;

19.9.1.5.	comply at all times with the conditions contained in all the Mining Titles and with those sections of the MPRDA (whichever is in force at the relevant time) which are applicable to it;

19.9.1.6.	maintain the Mining Titles in full force for the duration of the Project, including, to the extent required, applying for any renewal of any Mining Title within the time periods envisaged in the MPRDA (whichever is in force at the relevant time);

19.9.1.7.	save as otherwise permitted in this Agreement from time to time, do whatever may be necessary for procuring the renewal or extension of the Mining Titles according to applicable Laws prior to the date on which the Mining Titles lapse or expire;

19.9.1.8.	not surrender or make any application for the surrender of any Mining Title;

19.9.1.9.	promptly inform the Facility Agent of any action being taken or threatened by any Governmental Authority to amend, suspend, cancel or withdraw any Mining Title; and

19.9.1.10.	take all necessary steps to maintain and preserve all Permits and Mining Titles in connection with the Project during the implementation and course of the Mine Plan such that such Permits and Mining Titles continue in existence and remain in full force and effect in order to operate the Project.

19.10.	Force Majeure

19.10.1.	The Borrower not be deemed to be in breach of this Clause 19 or otherwise liable to the Lenders as a result of any delay or failure in the performance of any obligation(s) in terms of this Clause 19 if and to the extent that such delay or failure is due to any cause reasonably beyond its control or is caused by a Force Majeure and the time for fulfilment of the relevant obligation(s) shall be extended accordingly.

19.10.2.	Where performance by the Borrower of its obligations under this Clause 19 is delayed or prevented as a result of Force Majeure, the Borrower shall:

19.10.2.1.	immediately notify the Facility Agent of the nature, extent, effect and likely duration of the circumstances constituting the Force Majeure;

19.10.2.2.	use all reasonable endeavours to minimise the effect of the Force Majeure on its performance of its obligations under this Clause 19 and keep the Facility Agent regularly informed of all developments in relation to the Force Majeure circumstances and its manner of dealing with it; and

19.10.2.3.	shall immediately after the Force Majeure event has ended, notify the Facility Agent and resume full performance of its obligations in terms of this Clause 19.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 (General Undertakings) shall remain in force from the Effective Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1.	Authorisations

20.1.1.	The Borrower shall promptly:

20.1.1.1.	obtain, comply with and do all that is necessary to maintain in full force and effect; and

20.1.1.2.	if so requested from time to time, supply certified copies to the Facility Agent of,

any Authorisation required under any applicable Law or regulation to enable it to perform its obligations under any Finance Document or Project Document and to ensure (subject to the Legal Reservations) the legality, validity, enforceability and admissibility in evidence in its jurisdiction of incorporation, amalgamation or formation of any Finance Document or Project Document, and to maintain in good standing and in full force and effect the Borrower’s legal existence in its present jurisdiction of incorporation, formation or amalgamation and to enable it, in each jurisdiction where it carries on its business and owns its assets and properties, to carry on its business and own its assets and properties.

20.2.	Amendments to Authorisations

20.2.1.	The Borrower shall not amend, permit or consent to the amendment, variation, cancellation or replacement of any Authorisation, or do anything or fail to do anything which does or could have the effect of cancelling, suspending or preventing the renewal or extension of any Authorisation, provided that any of the actions or omissions contemplated in this clause and resulting in such cancellation, suspension, non-renewal or non-extension in respect of any Mining Title will be deemed to constitute a Material Adverse Effect.

20.2.2.	The Borrower shall not undertake any course of action or fail to undertake any course of action which could result in the cancellation, suspension, revocation or non-renewal of, or the imposition of new conditions which have a Material Adverse Effect in respect of, any of the Mining Titles.

20.3.	Compliance with Laws and Court Orders

20.3.1.	The Borrower shall comply in all material respects with all Laws and regulations to which it may be subject.

20.3.2.	The Borrower shall not without the Facility Agent’s prior written consent, consent to or support any motion to vary or amend any Finance Document that, in the sole judgment of the Facility Agent, adversely affects the Facility Agent or the Lenders’ rights, remedies, Security, charges, priorities, benefits or protections under any Finance Document.

20.4.	Equator Principles

20.4.1.	The Borrower shall:

20.4.1.1.	comply, and ensure that the Project complies, in all material respects with the Equator Principles at all times; and

20.4.1.2.	provide the Facility Agent with all information that the Facility Agent requires from time to time (acting reasonably) to evidence that the Project complies in all material respects with the Equator Principles Requirements at all times.

20.5.	Pari passu ranking

The Borrower shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

20.6.	No Security

20.6.1.	The Borrower shall not create or permit to subsist any Security over any of its property or assets.

20.6.2.	The Borrower shall not:

20.6.2.1.	sell, transfer or otherwise dispose of any of its property or assets on terms whereby they are or may be leased to or re-acquired by the Borrower;

20.6.2.2.	sell, transfer or otherwise dispose of any of its property or assets on recourse terms;

20.6.2.3.	enter into any arrangement under which any of its property or assets may be applied, set-off or made subject to a combination of accounts; or

20.6.2.4.	enter into any other preferential arrangement having a similar effect to those set out in Clauses 20.6.2.1 to 20.6.2.3 in respect of any of its property or assets,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

20.6.3.	Clauses 20.6.1 and 20.6.2 do not apply to Permitted Security.

20.7.	No Disposals

20.7.1.	The Borrower shall not enter into a transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any of the Collateral, any shares it holds in any Subsidiary, or any Mining Title, in each case without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

20.7.2.	Clause 20.7.1 does not apply to Permitted Disposals.

20.8.	Merger

Save in connection with the implementation of the Business Rescue Plan, the Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction, except with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

20.9.	Change of Business

The Borrower shall ensure that no substantial change is made to the general nature of its business, from that carried on at the Effective Date.

20.10.	Prompt Payment of Taxes and Claims

The Borrower shall promptly pay all Taxes payable by it other than those taxes which are being contested in good faith, in respect of which adequate reserves have been established and representing an aggregate amount of unpaid Taxes at any time of no more than US$1,000,000 (one million dollars) (or equivalent). The Borrower shall also promptly pay and discharge all statutory prior claims for unpaid wages and vacation pay, workers’ compensation, unemployment insurance and pension plan contributions and other statutory obligations which may rank prior to or pari passu with the Security constituted by the Security Documents.

20.11.	Corporate Existence

The Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchise.

20.12.	Corporate matters

20.12.1.	The Borrower shall keep proper books of record and account and maintain proper accounting, management information and control systems in accordance with IFRS.

20.12.2.	The Borrower shall not change its Accounting Year end from 31 December or change its auditors (other than as required by applicable Law) without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

20.12.3.	The Borrower shall not and shall not permit any of its Subsidiaries, to make any change in accounting policies or reporting practices, except as required or permitted by IFRS or applicable Law.

20.12.4.	The Borrower shall not change the rights or restrictions applicable to its share capital, save for an increased ordinary authorised share capital, other than with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders). The Borrower shall not make any material changes to its constitutional documents, save to allow for increases in ordinary authorised share capital, without the prior written consent of the Facility Agent.

20.12.5.	The Borrower will comply in all material respects with its contractual obligations to any person, except where restricted from doing so pursuant to any Finance Document.

20.13.	Use of Proceeds

20.13.1.	The Borrower shall ensure that:

20.13.1.1.	all the proceeds of any Facility A Loan are used strictly in accordance with the purpose set out in Clause 3.1 (Purpose and Use of Proceeds) and the Mine Plan;

20.13.1.2.	no proceeds of any Facility A Loan will be used for, or could be construed as being used for, the financing of trade in military equipment or weapons or in the illegal traffic of drugs or other prohibited substances; and

20.13.1.3.	no funds advanced under this Agreement will be used for business activities relating to Iran, Myanmar (Burma), North Korea, Sudan, Cuba, and Syria, or for business activities relating to other countries that are subject to economic and trade sanctions as communicated by Credit Suisse AG to the Borrower, or for business activities that are otherwise made illegal by the Laws of any jurisdiction in which the Borrower or any Lender is organised. Furthermore, the Borrower undertakes not to use the funds under this Agreement for business activities that are subject to sanctions or embargos imposed by the Swiss State Secretariat for Economic Affairs (SECO), the United Nations (UN), the European Union (EU) and/or the US Office of Foreign Assets Control (OFAC), including, in particular, business activities involving persons named on any sanctions lists issued by one of the above-mentioned bodies.

20.14.	Restricted Payments

20.14.1.	The Borrower shall not:

20.14.1.1.	without the prior written consent of the Facility Agent in its absolute discretion pay, repay or prepay any principal, interest or other amount on or in respect of, or redeem, purchase or cancel any Financial Indebtedness owed actually or contingently, to any of its shareholders or to any Affiliate of any of its shareholders other than:

20.14.1.1.1.	pursuant to the terms of the Acknowledgement of Debt; or

20.14.1.1.2.	pursuant to the terms of the Intra-Group Loan Agreement; or

20.14.1.1.3.	pursuant to the terms of the Wits Gold Shareholder Loan Facility Agreement; or

20.14.1.1.4.	pursuant to the terms of Clause 6.6 (Repayment of the Facility A1 Loan), Clause 6.8 (Repayment of the Facility A2 Loan) and Clause 6.9 (Repayment of the Facility A3 Loan),

provided that such payment, repayment, prepayment or cancellation is in accordance with the provisions of the Subordination Agreement;

20.14.1.2.	accept payment, repayment or prepayment of any principal, interest or other amount on or in respect of, or allow the redemption, purchase or cancellation of any Financial Indebtedness owed actually or contingently, to it other than pursuant to the terms of the Intra-Group Loan Agreement or the Acknowledgement of Debt (in each case provided such payment, repayment, prepayment or cancellation is in accordance with the provisions of the Subordination Agreement without the prior written consent of the Facility Agent in its absolute discretion; or

20.14.1.3.	reduce, return, purchase, repay, cancel or redeem any of its share capital.

20.15.	No Borrowings or Other Financial Indebtedness

The Borrower shall not directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Financial Indebtedness except Permitted Financial Indebtedness.

20.16.	No Lending

20.16.1.	Without prejudice to Clause 20.15 (No Borrowings or Other Financial Indebtedness), the Borrower shall not provide any loan to any person who is not an Affiliate (other than with the prior written consent of the Facility Agent).

20.16.2.	Clause 20.16.1 shall not apply to Permitted Loans.

20.17.	Subsidiaries

The Borrower shall not create or hold any new Subsidiaries, without the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders).

20.18.	Arm’s length transactions

Except with an Affiliate or Affiliates, the Borrower shall not enter into any agreement or arrangement with any person other than on terms that are no less favourable to it than a transaction entered into on an arm’s length basis.

20.19.	Environmental Undertakings

20.19.1.	The Borrower shall:

20.19.1.1.	comply in all material respects with all Environmental Laws to which it may be subject, including without limitation those relating to product registration, pollution control, environment contamination and those governing the generation, use, collection, discharge, or disposal of any hazardous material and to rehabilitation of the Sites;

20.19.1.2.	obtain all Permits and Environmental Permits required in connection with its business; and

20.19.1.3.	comply in all material respects with the terms of all such Permits and Environmental Permits.

20.20.	Environmental Claims

20.20.1.	The Borrower shall promptly notify the Facility Agent of:

20.20.1.1.	any Environmental Claim which is made or threatened against it or any of its Subsidiaries; and

20.20.1.2.	any circumstances or facts which will or are likely to result in an Environmental Claim being brought against it or any of its Subsidiaries.

20.20.2.	In such a case, the Borrower shall submit to the Facility Agent in writing a plan to respond to and address such Environmental Claim or potential Environmental Claim as soon as practicable and provide updates to the Facility Agent at reasonable intervals thereafter.

20.21.	Environmental Matters Regarding the Sites

20.21.1.	The Borrower shall, in respect of the Sites:

20.21.1.1.	regularly, and at least at intervals of 12 (twelve) months, investigate, assess and evaluate the impact on the environment (as described in the Environmental Laws) of the Project;

20.21.1.2.	inform and educate its employees and shall procure that the relevant Contractors have informed and educated their employees about the environmental risks presented by the Project and the manner in which the tasks of the employees must be performed in order to avoid causing pollution or degradation of the environment (as described in the Environmental Laws);

20.21.1.3.	cease, modify and control any act or process of itself, the Contractors and any other person for whom it and/or a Contractor is liable, that is causing pollution or degradation of the environment (as described in the Environmental Laws);

20.21.1.4.	contain or prevent the movement of any environmental pollutants or causants of environmental degradation;

20.21.1.5.	eliminate any source of environment pollution or degradation;

20.21.1.6.	remedy the effect of any environmental pollution or degradation; and

20.21.1.7.	comply with all Environmental Laws and the EMP during the course of the Mine Plan.

20.21.2.	If the Borrower, fails to comply with any of its obligations under this Clause 20.21 (Environmental Matters Regarding the Sites) Clause 20.19 (Environmental Undertakings) or Clause 20.20 (Environmental Claims) the Borrower shall be liable for and bear the full responsibility and consequences for and of such failure, and none of the Finance Parties shall bear any liability, responsibility or consequences of such failure.

20.22.	Maintenance of Property

20.22.1.	The Borrower shall:

20.22.1.1.	maintain and preserve, and cause each of the Subsidiaries to maintain and preserve, its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted;

20.22.1.2.	maintain all equipment and spare parts inventory in accordance with prudent practices that a company in a similar business and location would maintain;

20.22.1.3.	maintain all permits, licenses, approvals, privileges, franchises and governmental authorizations necessary for the operation of each Project; and

20.22.1.4.	maintain rights to use all real property (including but not limited to fee simple, easement and leasehold estates), tangible personal property and intangible personal property necessary for the operation and maintenance of each Project for its intended purpose.

20.23.	Finance Documents

20.23.1.	The Borrower shall not:

20.23.1.1.	amend, supplement, vary, waive, modify or concur in the amendment, supplement, waiver or modification of any provision of any Finance Document to which it is a party;

20.23.1.2.	cancel, terminate, rescind, suspend, surrender or exercise any right to cancel, terminate rescind, suspend or surrender any Finance Document to which it is a party or any provision of a Finance Document to which it is a party;

20.23.1.3.	release any counterparty from any material obligation under any Finance Document to which it is a party;

20.23.1.4.	waive any breach by any counterparty to a material provision of any Finance Documents to which it is a party or consent to any act or omission which would otherwise constitute such a breach, except with the prior written consent of the Facility Agent; or

20.23.1.5.	prior to the date upon which all liabilities of the Borrower under the Finance Documents have been fully discharged and no Finance Party is under any commitment under any Finance Document, request the Security SPV to release it from any obligation it has to the Security SPV under any Finance Document or any Security Document it has granted to the Security SPV.

20.24.	Labour Disputes

20.24.1.	The Borrower shall comply:

20.24.1.1.	with all wage determinations and industrial conciliation agreements which apply to it, its businesses and its employees;

20.24.1.2.	with the procedures it has agreed with regard to grievances of and relations with its employees; and

20.24.1.3.	with the labour union recognition agreement (if any) to which it is a party; and

20.24.2.	the Borrower shall promptly notify the Facility Agent of all labour disputes, including any between any Contractor and its employees, together with all details in respect thereof.

20.25.	Intellectual Property

20.25.1.	The Borrower shall conduct its business and the operation and maintenance of the Sites so as not to infringe any patent, copyright, trade mark or other industrial property rights of any person.

20.25.2.	The Borrower shall use trading methods and styles, including any designs, marks and the like applied in connection with its business, so as not to constitute an infringement of the rights of any other person and so that no person is entitled to an order requiring the Borrower to change its name, its trading style or any of the marks and designs applied by it to its services and business activities.

20.26.	BEE and BBBEE

The Borrower shall comply with all Black Economic Empowerment and Broad Based Black Economic Empowerment principles and requirements as set out in the South African Broad Based Black Economic Empowerment Act, and the MPRDA.

20.27.	Capital Expenditure

The Borrower shall not make any Capital Expenditure other than in accordance with the Mine Plan.

20.28.	Pension Plan compliance

The Borrower shall not:

20.28.1.	establish or terminate any Pension Plan or Benefit Plan or take any other action with respect to, any Pension Plan or Benefit Plan; or

20.28.2.	acquire an interest in any person if such person sponsors, administers, maintains or contributes to, or has any liability in respect of any Pension Plan or Benefit Plan.

20.29.	Existing Security

The Borrower shall, and shall cause its Subsidiaries to, use its best efforts to cause any pledge of securities and grant of mortgage over each of the Sites to be fully perfected in accordance with all applicable laws.

20.30.	Mine Plan

The Borrower shall, at all times, materially and substantially comply with the Mine Plan.

21.	ACCOUNTS AND PAYMENTS

21.1.	Proceeds Account

21.1.1.	The Borrower shall open and maintain the Proceeds Account with Standard Bank.

21.1.2.	All payments for Product derived from the Project delivered under each applicable Offtake Contract shall be made by the relevant Offtakers in each case making payment in US Dollars directly to the Proceeds Account (or such other account as the Facility Agent may direct).

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 (Events of Default) (save for Clause 22.8 (Acceleration)) is an Event of Default.

22.1.	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place, in the manner and in the currency in which it is expressed to be payable unless its failure to pay is caused by:

22.1.1.	administrative or technical error; or

22.1.2.	a Disruption Event; and payment is made within 3 (three) Business Days of its due date.

22.2.	Negative Cash

In respect of any Calculation Period:

22.2.1.	during the period of 36 (thirty six) months from the Effective Date, the cash balance at any time in respect of the Proceeds Account is less than R 20,000,000 (twenty million South African) and the Borrower fails to remedy any such shortfall within 30 (thirty) Business Days of written notice from the Facility Agent to do so;

22.2.2.	after the period referred to in Clause 22.2.1, the cash balance at any time in respect of the Proceeds Account is less than R 10,000,000 (ten million South African) and the Borrower fails to remedy any such shortfall within 30 (thirty) Business Days of written notice from the Facility Agent to do so.

22.3.	Other Obligations

22.3.1.	The Borrower does not comply with any provision of any Finance Document to which it is a party, other than those referred to in Clause 22.1 (Non-payment).

22.3.2.	No Event of Default under Clause 22.3.1 (Other Obligations) will occur unless the failure constitutes a Material Adverse Effect and, if capable of remedy, is not so remedied within 30 (thirty) Business Days.

22.4.	Cross Default

Witsgold delivers to the Borrower an Acceleration Notice as that term is defined in and pursuant to clause 13.2 of the Wits Gold Shareholder Loan Facility Agreement.

22.5.	Insolvency

22.5.1.	At any time after the Effective Date the Borrower:

22.5.1.1.	is unable or admits its inability to pay its debts as they fall due, and/or suspends making payments on any of its debts by reason of actual or anticipated financial difficulties, and/or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness due to actual or anticipated financial difficulties; or

22.5.1.2.	is or admits to being otherwise insolvent, save for Technical Insolvency.

22.6.	Insolvency Proceedings

22.6.1.	At any time after the Effective Date, the Borrower:

22.6.1.1.	takes steps to place itself, or is placed in, liquidation, whether voluntarily or compulsorily, or in judicial management, in either case whether provisionally or finally, or business rescue proceedings are instituted in respect of the Borrower by any person; or

22.6.1.2.	takes steps to deregister itself or is deregistered, save in circumstances where such steps taken to deregister or deregistration has resulted from unlawful administrative action;

22.6.1.3.	commits an act which would be an act of insolvency, as defined in the Insolvency Act as at the Effective Date, if committed by a natural person; or

22.6.1.4.	enters into or proposes entering into a scheme of compromise with its creditors or a scheme of arrangement with its shareholders, in terms of section 114 of the Companies Act or similar applicable provision in any jurisdiction in each case in anticipation or as a consequence of its financial difficulties.

22.6.2.	At any time after the Effective Date, any corporate action, legal proceedings or other procedure or step is taken in relation to the Borrower seeking:

22.6.2.1.	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, liquidation, striking-off, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement, adjustment or composition of its debts or otherwise) of the Borrower;

22.6.2.2.	a composition, compromise, assignment or arrangement with any creditor of the Borrower or for any other relief on its behalf as debtor;

22.6.2.3.	the appointment of a Receiver or other similar officer in respect of the Borrower or any of its assets or to adjudicate it a bankrupt or insolvent;

22.6.2.4.	enforcement of any Security over any assets of the Borrower; or

22.6.2.5.	any other proceeding in any other jurisdiction seeking reorganization, judicial management, restructuring, liquidation or any similar relief, whether voluntarily or compulsorily, in each case whether provisionally or finally, or business rescue proceedings are instituted in respect of the Borrower by any person, or any analogous procedure or step is taken in any jurisdiction, where such corporate action, legal proceedings or other procedure or step is not dismissed, stayed, discharged, struck out, withdrawn or otherwise cancelled within 10 (ten) Business Days of being commenced.

22.7.	Unlawfulness

22.7.1.	General

22.7.1.1.	It is or becomes unlawful for the Borrower to perform any of its obligations under any Finance Document or any obligation of the Borrower under any Finance Document is not, or ceases to be, legal, valid and binding.

22.7.1.2.	The Borrower fails to comply with any applicable Law, save Environmental Laws, the result of which is reasonably likely to give rise to a Material Adverse Effect and, if capable of remedy, is not so remedied within 30 (thirty) days.

22.7.2.	Environmental

The Borrower does not comply with any Environmental Laws to which it is subject the result of which will constitute a Material Adverse Effect and, if capable of remedy, is not so remedied within 30 (thirty) days of its occurrence.

22.8.	Acceleration

22.8.1.	On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrower:

22.8.1.1.	cancel the Total Commitments whereupon they shall immediately be cancelled;

22.8.1.2.	declare that all or part of the Facility A Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

22.8.1.3.	declare that all or part of the Facility A Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

22.8.1.4.	declare any Security created pursuant to the Security Documents to be enforceable and take any steps to preserve or enforce such Security.

22.9.	Clean-Up

22.9.1.	Notwithstanding any other provision of any Finance Document, any breach of a Clean-Up Representation or a Clean-Up Undertaking shall be deemed not to be a breach of representation or warranty or a breach of covenant (as the case may be) during the Clean- Up Period unless:

22.9.1.1.	it would have been (if it were not for this provision) a breach of representation or warranty or a breach of covenant only by reason of circumstances relating exclusively to the Borrower (or any obligation to procure or ensure in relation to the Borrower); or

22.9.1.2.	promptly upon becoming aware of its occurrence, the Borrower shall have notified the Facility Agent of that matter or circumstance (and the steps, if any, being taken to remedy it); or

22.9.1.3.	the matter or circumstance has been directly caused by any action or inaction that would constitute a breach of this Agreement by Wits Gold and/or the Share Purchaser or the Borrower after the Effective Date; or

22.9.1.4.	the matter or circumstance is capable of remedy before the end of the Clean-Up Period and reasonable steps are not being taken to remedy it; or

22.9.1.5.	the matter or circumstance does not exist at the end of the Clean-Up Period.

22.9.2.	Notwithstanding Clause 22.9.1 or any other provision of any Finance Document, any breach of a Clean-Up Representation or a Clean-Up Undertaking shall not be deemed to be a breach of representation or of a breach of covenant (as the case may be) unless:

22.9.2.1.	the matter or circumstance has a Material Adverse Effect; and

22.9.2.2.	upon giving rise to a Material Adverse Effect, it is not remedied by the Borrower within 30 (thirty) Business Days.

22.9.3.	If the relevant matter or circumstance is continuing on or after the Clean-up Date, there shall be a breach of representation or warranty or breach of covenant or Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties) provided that if such relevant matter or circumstance has during the Clean-Up Period been incapable of remedy on or by the Clean-Up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default only if it will constitute a Material Adverse Effect.

22.9.4.	For the avoidance of doubt, nothing in this Clause 22.9 (Clean-Up) other than clause 22.9.2 shall restrict the Facility Agent’s right to give any notice under Clause 22.8 (Acceleration) after the end of the Clean-Up Period.

23.	CHANGES TO THE LENDERS

23.1.	Assignments and Transfers by the Lenders

23.1.1.	Subject to this Clause 23 (Changes to the Lenders), a Lender (the Current Lender) may:

23.1.1.1.	assign any of its rights; and/or

23.1.1.2.	transfer by novation any of its rights and obligations;

under any of the Finance Documents to a bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

23.2.	Conditions of assignment or transfer

23.2.1.	An assignment will only be effective on:

3.2.1.1.	receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was a Current Lender; and

23.2.1.2.	performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable Laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Current Lender and the New Lender.

23.2.2.	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for Transfer) is complied with.

If a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Current Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.3.	Assignment or Transfer Fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$2,000.

23.4.	Limitation of Responsibility of Current Lenders

23.4.1.	Unless expressly agreed to the contrary, a Current Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

23.4.1.1.	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

23.4.1.2.	the financial condition of the Borrower;

23.4.1.3.	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

23.4.1.4.	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by Law are excluded.

23.4.2.	Each New Lender confirms to the Current Lender and the other Finance Parties that it:

23.4.2.1.	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Current Lender in connection with any Finance Document; and

23.4.2.2.	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

23.4.3.	Nothing in any Finance Document obliges a Current Lender to:

23.4.3.1.	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23 (Changes to the Lenders); or

23.4.3.2.	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

23.5.	Procedure for Transfer

23.5.1.	A transfer is effected in accordance with Clause 23.5.3 when the Facility Agent counter-signs an otherwise duly completed Transfer Certificate delivered to it by the Current Lender and the New Lender. The Facility Agent shall, subject to Clause 23.5.2 (Procedure for Transfer), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

23.5.2.	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Current Lender and the New Lender once it is satisfied it has complied with all necessary know your customer or other similar checks under all applicable Laws and regulations in relation to the transfer to such New Lender.

23.5.3.	On the Transfer Date:

23.5.3.1.	to the extent that in the Transfer Certificate the Current Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Current Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

23.5.3.2.	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Current Lender;

23.5.3.3.	the Facility Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been a Current Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent and the Current Lender shall each be released from further obligations to each other under the Finance Documents; and

23.5.3.4.	the New Lender shall become a Party as a Lender.

23.6.	Copy of Transfer Certificate to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

23.7.	Disclosure of Information

Any Finance Party may disclose to any Authorised Recipient any relevant information about the Borrower, the Facility and the Finance Documents as that Lender shall consider appropriate.

23.8.	Information Sharing

Subject to the entry by the relevant Finance Party into a Confidentiality Undertaking, each of the Finance Parties may exchange, use, analyse and assess information held about the Borrower, including information about the Project, and any other relationships such Finance Party may have with the Borrower, with any other of the Finance Parties.

24.	CHANGES TO THE BORROWER

24.1.	Assignment and Transfer by the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents, other than with the prior written consent of the Facility Agent.

25.	ROLE OF THE ADMINISTRATIVE PARTIES

25.1.	Appointment of the Facility Agent and the Security Agent

25.1.1.	Each Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

25.1.2.	Each Finance Party appoints the Security Agent to act as its agent and trustee under and in connection with the Finance Documents and the Collateral in accordance with the terms of the Subordination Agreement.

25.1.3.	Each of the Finance Parties authorises each Agent to:

25.1.3.1.	exercise the rights, powers, authorities and discretions specifically given to that Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

25.1.3.2.	to execute each of the Finance Documents (to which that Agent is expressed to be a party) and all other documents that may be approved by (in the case of the Facility Agent or in the case of the Security Agent) the Facility Agent , for execution by it.

25.2.	Duties of the Facility Agent

25.2.1.	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

25.2.2.	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

25.2.3.	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

25.2.4.	If the Facility Agent is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent) under this Agreement it shall promptly notify the other Finance Parties.

25.2.5.	The Facility Agent shall promptly send the Security Agent and the Security SPV such certification as the Security Agent or the Security SPV may require from time to time pursuant to the terms of the Subordination Agreement.

25.2.6.	The duties of the Facility Agent under the Finance Documents are solely mechanical and administrative in nature and the Facility Agent is not obliged to exercise any discretion, whether in relation to the exercise of a power or otherwise, under the Finance Document, without first receiving the instructions of, in the case of the Facility Agent, the Majority Lenders or, in the case of the Security Agent, the Facility Agent. No Agent shall have any other duties save as expressly provided for in the Finance Documents.

25.3.	No Fiduciary Duties

25.3.1.	Nothing in this Agreement constitutes any Administrative Party (save for the Security Agent in relation to the Collateral and as expressly provided in the Subordination Agreement and/or the Security Documents)as a trustee or fiduciary of any other person.

25.3.2.	No Administrative Party shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

25.4.	Business with the Borrower

The Administrative Parties may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.

25.5.	Rights and Discretions of the Agents

25.5.1.	Each Agent may rely on:

25.5.1.1.	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

25.5.1.2.	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

25.5.2.	Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

25.5.2.1.	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment)); and

25.5.2.2.	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

25.5.3.	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

25.5.4.	Each Agent may act in relation to the Finance Documents through its personnel and agents.

25.5.5.	Each Agent may disclose to any other Party any information it has received as agent under this Agreement.

25.5.6.	Each Agent may retain for its own benefit and without liability to account any fee or other sum received by it for its own account.

25.5.7.	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any Law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.6.	Majority Lenders’ Instructions

25.6.1.	Unless a contrary indication appears in a Finance Document:

25.6.1.1.	the Facility Agent shall:

25.6.1.1.1.	exercise any right, power, authority or discretion vested in it as Facility Agent, or otherwise act, in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent); and

25.6.1.1.2.	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders;

25.6.1.2.	the Security Agent shall:

25.6.1.2.1.	exercise any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Facility Agent, refrain from exercising any right, power, authority or discretion vested in it as Security Agent); and

25.6.1.2.2.	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Facility Agent.

25.6.1.3.	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders (in the case of the Facility Agent) or the Facility Agent (in the case of the Security Agent) will be binding on all the Finance Parties.

25.6.1.4.	Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (in the case of the Facility Agent) or the Facility Agent (in the case of the Security SPV) or under Clause 25.6.1.5 (Majority Lenders’ Instructions) until it has received such security as it may require for any cost, loss or liability (together with any associated Tax) which it may incur in complying with the instructions.

25.6.1.5.	In the absence of instructions from the Majority Lenders, or if appropriate the Lenders (in the case of the Facility Agent) the Facility Agent (in the case of the Security Agent), each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

25.6.1.6.	No Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.6.1.7.

If a Lender does not respond (whether positively or negatively) to any request made by the Facility Agent for any instruction or any approval or any consent under or in connection with any Finance Document within 10 (ten) Business Days of the Facility

Agent’s request for instruction, approval or consent then that Lender’s participation in all Loans or Commitments shall be excluded from the aggregate for the purpose of determining whether the necessary percentage has been achieved for the definition of Majority Lenders.

25.7.	Responsibility for Documentation

25.7.1.	No Administrative Party:

25.7.1.1.	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Administrative Party, the Borrower or any other person given in or in connection with any Finance Document; or

25.7.1.2.	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.8.	Exclusion of Liability

25.8.1.	Without limiting Clause 25.8.1 (Exclusion of Liability) (and without prejudice to the provisions of Clause 30.10.1.5 (Disruption to Payment Systems etc.)), no Agent will be liable to any Finance Party (including for negligence or any other category of liability whatsoever) for any action taken, or omitted to be taken, by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

25.8.2.	No Party (other than the relevant Agent) may take any proceedings against any officer, employee or agent of any Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of that Agent may rely on this clause subject to Clause 1.3 (Third Party Rights).

25.8.3.	No Agent will be liable to any Finance Party for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for that purpose.

25.8.4.	Nothing in this Agreement shall oblige any Administrative Party to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to each Administrative Party that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Administrative Party.

25.9.	Lenders’ Indemnity to the Agents

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each Agent, within three Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by that Agent (otherwise than by reason of that Agent’s gross negligence or willful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 30.10 (Disruption to Payment Systems etc.) notwithstanding that Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of that Agent) in acting as Facility Agent or Security Agent (as the case may be) under the Finance Documents (unless that Agent has been reimbursed by the Borrower pursuant to a Finance Document).

25.10.	Resignation of an Agent

25.10.1.	An Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

25.10.2.	Alternatively an Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent (acting through an office as contemplated in Clause 25.10 (Resignation of an Agent)).

25.10.3.	If the Majority Lenders have not appointed a successor Agent in accordance with Clause 25.10.2 within 30 (thirty) days after notice of resignation was given, the relevant Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office as contemplated in Clause 25.10.1 (Resignation of an Agent)).

25.10.4.	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the relevant Agent under the Finance Documents.

25.10.5.	An Agent’s resignation notice shall only take effect upon the appointment of a successor.

25.10.6.	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25 (Role of the Administrative Parties). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.10.7.	After consultation with the Borrower, the Majority Lenders may, by notice to an Agent, require it to resign in accordance with Clause 25.10.2 (Resignation of an Agent), whereupon such resignation shall occur automatically 10 (ten) Business Days later. In this event, that Agent shall resign in accordance with Clause 25.10.2 (Resignation of an Agent).

25.10.8.	At any time after the appointment of a successor Security Agent, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any Collateral vested in the retiring Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of Law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent.

25.11.	Confidentiality; Common Parties

25.11.1.	In acting as a representative of the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

25.11.2.	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

25.11.3.	Notwithstanding that the Facility Agent and/or the Security Agent may from time to time be the same person, the Facility Agent and the Security Agent have entered into the Finance Documents (to which they are party) in their separate capacities as Facility Agent for the Finance Parties and as Security Agent for the Finance Parties provided that, where any Finance Document provides for the Facility Agent or Security Agent to communicate with or provide instructions to the other, while the two Agents are the same person, it will not be necessary for there to be any such formal communication or instructions notwithstanding that the Finance Documents provide in certain cases for the same to be in writing.

25.12.	Relationship with the Lenders

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

25.13.	Credit Appraisal by the Lenders

25.13.1.	Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

25.13.1.1.	the financial condition, status and nature of the Borrower;

25.13.1.2.	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

25.13.1.3.	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

25.13.1.4.	the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.14.	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.15.	Deduction from Amounts Payable by the Agents

If any Party owes an amount to an Agent under the Finance Documents that Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which that Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.16.	Administrative Parties as Lenders

If an Administrative Party is or becomes a Lender, that Administrative Party shall have the same rights and powers with respect to its Commitment as any other Lender and may exercise those rights and powers as if it were not also acting as an Administrative Party.

25.17.	Security Provisions

The provision of the Subordination Agreement and the regarding the Security Agent’s appointment, rights and obligations shall bind each party.

26.	PARALLEL DEBT OBLIGATION

26.1.	Appointment of Parallel Debt Agent

The provisions of this Clause 26 shall apply in respect of the appointment, powers and duties of the Parallel Debt Agent.

26.2.	Undertaking to Pay

The Borrower hereby irrevocably and unconditionally undertakes to pay to the Parallel Debt Agent an amount equal to the Secured Liabilities, as and when the Secured Liabilities are due.

26.3.	Acknowledgement of Obligations

26.3.1.	The Borrower and the Parallel Debt Agent acknowledge that the obligations of the Borrower under Clause 26.2 (Undertaking to Pay) above (the Parallel Debt) shall not in any way limit or affect the corresponding obligations of the Borrower to the Lenders under the Secured Liabilities (the Corresponding Debt), nor shall the amounts for which the Borrower is liable under the Parallel Debt be limited or affected in any way by the Corresponding Debt, provided that:

26.3.1.1.	the Parallel Debt shall be decreased to the extent that the Corresponding Debt has been irrevocably paid and discharged;

26.3.1.2.	the Corresponding Debt shall be decreased to the extent that the Parallel Debt has been irrevocably paid and discharged; and

26.3.1.3.	the amount of the Parallel Debt shall at all times be equal to the amount of its Corresponding Debt.

26.4.	Capacity

For the purpose of this Clause 26 (Parallel Debt Obligation), the Parallel Debt Agent acts in its own name and not as a trustee or agent, and its claims in respect of the Parallel Debt shall not be held on trust. The Security granted under the Mining Titles Security to the Parallel Debt Agent to secure the Parallel Debt is granted to the Parallel Debt Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

26.5.	Application of Proceeds

All monies received or recovered by the Parallel Debt Agent in respect of the Parallel Debt or the enforcement or realisation of the Mining Titles Security, shall be paid to the Security Agent for application to the Lenders as set out herein.

26.6.	Status of the Parallel Debt Agent

Without limiting or affecting the Parallel Debt Agent’s rights against the Borrower (whether under this Clause 26 (Parallel Debt Obligation) or under the Mining Titles Security, the Borrower acknowledges that:

26.6.1.	nothing in this Clause 26 (Parallel Debt Obligation) shall impose any obligation on the Parallel Debt Agent to advance any sum to the Borrower or otherwise, except in its capacity as a Lender; and

26.6.2.	for the purposes of any vote taken under any Finance Document, the Parallel Debt Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

27.	APPOINTMENT OF PARALLEL DEBT AGENT

27.1.	The Borrower appoints the Parallel Debt Agent to act as its agent under and in connection with the Mining Titles Security and irrevocably authorises the Parallel Debt Agent to:

27.1.1.	execute the Mining Titles Security on its behalf; and

27.1.2.	exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Mining Titles Security and this Agreement, together with any other incidental rights, powers, authorities and discretions.

27.2.	The Parallel Debt Agent as holder of security

The Parallel Debt Agent shall:

27.2.1.	hold the Mining Titles Security as agent for the Lenders; and

27.2.2.	apply all payments and other benefits received by it under the Mining Titles Security in accordance with this Agreement.

27.3.	Parallel Debt Agent’s duties

The Parallel Debt Agent shall:

27.3.1.	subject to Clause 27.5 (Parallel Debt Agent’s rights), exercise any right, power, authority or discretion vested in it as Parallel Debt Agent (or, if so instructed, refrain from exercising any right, power, authority or discretion vested in it as Parallel Debt Agent) in accordance with any instructions given to it by the Borrower or the Security Agent; and

27.3.2.	have only those duties expressly specified in this Agreement or the Mining Titles Security, and these duties are solely of a mechanical and administrative nature.

27.4.	Instructions to the Parallel Debt Agent

27.4.1.	The Borrower instructs the Parallel Debt Agent to act in accordance with the instructions of the Security Agent until the Final Maturity Date, following which the Mining Titles Security shall be released by the Parallel Debt Agent and the role of the Parallel Debt Agent under this Agreement shall terminate.

27.4.2.	A Parallel Debt Agent in exercising any right, power, authority or discretion vested in it as Parallel Debt Agent under this Agreement shall not be liable for any act (or omission) if it acts on any instructions given by the Borrower or the Security Agent in accordance with this Agreement or the Mining Titles Security. In the absence of instructions, the Parallel Debt Agent may act or refrain from acting as it considers to be in the best interests of all the Secured Parties for which it acts.

27.4.3.	A Parallel Debt Agent may assume that, unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party has not been exercised.

27.4.4.	A Parallel Debt Agent is not authorised to act on behalf of the Borrower or the Security Agent (without first obtaining that Secured Creditor’s consent) in any legal or arbitration proceedings in connection with the Mining Titles Security, unless the legal or arbitration proceedings relate to:

27.4.4.1.1.	the perfection, preservation, protection or enforcement of rights under any Mining Titles Security; or

27.4.4.1.2.	the enforcement of any Mining Titles Security.

27.5.	Parallel Debt Agent’s rights

Subject to applicable law, a Parallel Debt Agent may:

27.5.1.	act in relation to this Agreement or the Mining Titles Security by or through its personnel or agents;

27.5.2.	refrain from acting on instructions given to it or otherwise taking any step to protect or enforce the rights of its principal under this Agreement or Mining Titles Security until it has been indemnified and/or received security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions or taking any such step;

27.5.3.	refrain from doing anything which would or might in its opinion be contrary to any fiduciary duty, duty of confidentiality of any law, regulation or judgment of any court, or otherwise render it liable to any person and may do anything which is in its opinion necessary to comply with any such law, regulation, judgment or duty;

27.5.4.	assume that no Default has occurred;

27.5.5.	rely on any notice, communication or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

27.5.6.	rely on any statement by any person regarding matters which may reasonably be assumed to be within his knowledge or within his power to verify;

27.5.7.	engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts;

27.5.8.	accept without enquiry any title which a member of the Group may have to any of the property charged pursuant to the Mining Titles Security; and

27.5.9.	hold or deposit any document of title, Mining Titles Security or any other documents in connection with any of the property forming the subject of the Security Documents (the Charged Property) with any banker or banking company or any company whose business includes undertaking the safe custody of documents or with any lawyer or firm of lawyers and it shall not be responsible for or be required to insure against any loss incurred in connection with any such holding or deposit and it may pay all sums required to be paid on account or in respect of any such deposit.

27.6.	Exclusion of liability

Neither the Parallel Debt Agent nor any of its officers, employees or agents shall be:

27.6.1.	liable or responsible to its principal or any Secured Creditor for any action taken or not taken by it in connection with this Agreement and the Mining Titles Security unless directly caused by its gross negligence or wilful misconduct;

27.6.2.	responsible for the adequacy, accuracy and/or completeness of any representation, warranty, statement or information in this Agreement or the Mining Titles Security or any notice or other document delivered under this Agreement or the Mining Titles Security;

27.6.3.	responsible for the legality, validity, effectiveness, adequacy or enforceability of this Agreement or the Mining Titles Security or any other agreement, arrangement or document entered into, made or executed in anticipation or in connection with this Agreement or the Mining Titles Security;

27.6.4.	obliged to monitor or enquire whether a default has occurred or is continuing, and the Parallel Debt Agent is not deemed to have knowledge of the occurrence of a default;

27.6.5.	responsible for any failure of any member of the Group or any of the Secured Parties duly and punctually to observe and perform their respective obligations under this Agreement;

27.6.6.	liable for any delay (or any related consequences) in crediting an account with an amount required under this Agreement to be paid by the Parallel Debt Agent if the Parallel Debt Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Parallel Debt Agent for that purpose; or

27.6.7.	obliged to carry out any “know your customer” or other checks in relation to any person.

27.7.	The Parallel Debt Agent individually

27.7.1.	For so long as it is a Secured Creditor, the Parallel Debt Agent shall have the same rights and powers under the Finance Documents as any other Secured Creditor and may exercise those rights and powers as if it were not also acting as Parallel Debt Agent.

27.7.2.	A Parallel Debt Agent may:

27.7.2.1.	retain for its own benefit and without liability to account to any other person any fee or other sum receivable by it for its own account; and

27.7.2.2.	accept deposits from, lend money to, provide any advisory, trust or other services to or engage in any kind of banking or other business with any Party or any subsidiary of any Party (and, in each case, may do so without liability to account).

27.8.	Information and confidentiality

27.8.1.	The Parallel Debt Agent shall send to its principal the original or copy of any document which is delivered by any member of the Group.

27.8.2.	In acting as Parallel Debt Agent, the Parallel Debt Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments. If confidential information is received by another division or department of the Parallel Debt Agent, it may be treated as confidential to that division or department and will not be treated as confidential information possessed by the Parallel Debt Agent in its capacity as such. A Parallel Debt Agent will not be obliged to transmit to its principal any confidential information or other information relating to any Party or the Mining Titles Security which the Parallel Debt Agent may have acquired otherwise than in its capacity as Parallel Debt Agent.

27.8.3.	Notwithstanding anything to the contrary expressed or implied in this Agreement or the Mining Titles Security, the Parallel Debt Agent shall not, as between itself and the Parties, be bound to disclose to any Party or other person any confidential or other information, the disclosure of which:

27.8.3.1.	might in the opinion of the Parallel Debt Agent result in a breach of any law or regulation or be otherwise actionable at the suit of any person; or

27.8.3.2.	is not permitted by this Agreement.

27.8.4.	The Borrower irrevocably authorises the Parallel Debt Agent to disclose to the Secured Parties any confidential information in the Parallel Debt Agent’s possession which is received by it in its capacity as the Parallel Debt Agent.

27.9.	Non-reliance by the Borrower

27.9.1.	The Borrower confirms that it has been and will continue to be solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with:

27.9.1.1.	the legality, validity, effectiveness, adequacy or enforceability of the Mining Titles Security;

27.9.1.2.	whether the Borrower has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with the Mining Titles Security;

27.9.1.3.	the adequacy, accuracy and/or completeness of any information provided by the Parallel Debt Agent, any Party or by any other person under or in connection with the Mining Titles Security; and

27.9.1.4.	the right or title of any person in or to, or the value or sufficiency of any part of the property charged under the Mining Titles Security, the priority of any of the Security under the Mining Titles Security or the existence of any Security affecting the property.

27.9.2.	No Party (other than a Parallel Debt Agent) may take any proceedings against any officer, employee or agent of the Parallel Debt Agent in respect of any claim it may have against the Parallel Debt Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to this Agreement. Any officer, employee or agent of the Parallel Debt Agent may rely on this provision and enforce it under the Contracts (Rights of Third Parties) Act 1999.

27.10.	Payments to the Parallel Debt Agent

The Parallel Debt Agent may retain for its own use and benefit, and will not be liable to account to any person for all or any part of, any sums received by way of agency or arrangement fees or by way of reimbursement of costs and expenses incurred by it.

27.11.	Security and Title

27.11.1.	The Parallel Debt Agent shall not be liable or responsible to the Borrower or any Secured Creditor for:

27.11.1.1.	any failure in perfecting or protecting the Security created by the Mining Titles Security; or

27.11.1.2.	any other action taken or not taken by it in connection with the Mining Titles Security.

27.11.2.	A Parallel Debt Agent may accept without enquiry the title (if any) which any member of the Group may have to any asset over which Security is intended to be created by the Mining Titles Security.

27.11.3.	A Parallel Debt Agent shall have no obligation to insure any asset or interests of the Borrower or the Secured Parties in any asset.

27.12.	No duty to collect payments or insure

A Parallel Debt Agent shall not have any duty:

27.12.1.	to ensure that any payment or other financial benefit in respect of any of the charged property charged pursuant to the Mining Titles Security is duly and punctually paid, received or collected; or

27.12.2.	to take up any stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the charged property charged pursuant to the Mining Titles Security.

27.13.	Releases

27.13.1.	If in connection with any enforcement action, the Parallel Debt Agent is instructed to sell or otherwise disposes of any asset under the Mining Titles Security, the Parallel Debt Agent is hereby authorised by the Borrower to release in any manner whatsoever any Security created by the Mining Titles Security over the relevant asset.

27.13.2.	The Borrower undertakes in favour of the Parallel Debt Agent to execute any releases or other documents and take any action which the Parallel Debt Agent may reasonably require in order to give effect to the provisions of this Clause 27 (Appointment of Parallel Debt Agent). The release of the Borrower as contemplated in Clause 27.13.1 will not affect or otherwise reduce the obligations and/or liabilities of any member of the Group to the Secured Creditors.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

28.1.	No provision of this Agreement will:

28.1.1.	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

28.1.2.	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

28.1.3.	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1.	Payments to the Finance Parties

29.1.1.	If a Finance Party (a Recovering Finance Party) receives or recovers any amount from the Borrower other than in accordance with Clause 30 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

29.1.1.1.	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

29.1.1.2.	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 30 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

29.1.1.3.	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial Payments).

29.2.	Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.5 (Partial Payments).

29.3.	Recovering Finance Party’s Rights

29.3.1.	On a distribution by the Facility Agent under Clause 29.2 (Redistribution of Payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

29.3.2.	If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 29.3.1, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4.	Reversal or Redistribution

29.4.1.	If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

29.4.1.1.	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of Payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

29.4.1.2.	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5.	Exceptions

29.5.1.	This Clause 29 (Sharing Among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the Borrower.

29.5.2.	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

29.5.2.1.	it notified that other Finance Party of the legal or arbitration proceedings; and

29.5.2.2.	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.	PAYMENT MECHANICS

30.1.	Payments to the Facility Agent

30.1.1.	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

30.1.2.	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

30.2.	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clauses 30.3 (Distributions to the Borrower), 30.4 (Claw Back) and 30.8 (Currency of account) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency and shall be applied by that Party in repayment of the Loans in accordance with Clause 6 (Repayment).

30.3.	Distributions to the Borrower

The Facility Agent may (with the consent of the Borrower or in accordance with Clause 31 (Set- Off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied. Any amount payable to the Borrower shall be credited by the Facility Agent to the Borrower as soon as reasonably practicable after receipt by the Facility Agent.

30.4.	Claw Back

30.4.1.	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

30.4.2.	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

30.5.	Partial Payments

30.5.1.	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

30.5.1.1.	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

30.5.1.2.	secondly, in or towards payment pro rata of any accrued default interest due but unpaid under this Agreement;

30.5.1.3.	thirdly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

30.5.1.4.	fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

30.5.1.5.	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

30.5.2.	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 30.5.1.2 to 30.5.1.5.

30.5.3.	Clauses 30.5.1 and 30.5.2 will override any appropriation made by the Borrower.

30.6.	No set-off by the Borrower

Save as contemplated in clause 8.2.1, all payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7.	Business Days

30.7.1.	Notwithstanding Clause 30.7.2, if the Final Maturity Date falls on a day that is not a Business Day, any payment due on such date shall be made on the preceding Business Day.

30.7.2.	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

30.7.3.	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8.	Currency of account

30.8.1.	Subject to Clause 30.8.2, payment for any sum due from the Borrower under any Finance Document shall be made in ZAR to the Facility Agent and converted to US Dollars by the Facility Agent at the Spot Rate prior to any distribution contemplated in Clause 30.2 (Distributions by the Facility Agent), above. . For the sake of clarity and to avoid confusion, payments made by or on behalf of the Borrower under any Finance Document to the Facility Agent shall be credited against the amount owing by the Borrower in respect of which such payment has been made at the Spot Rate prevailing on the date of payment by or on behalf of the Borrower.

30.8.2.	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

30.8.3.	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

30.9.	Change of Currency

30.9.1.	Unless otherwise prohibited by Law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

30.9.1.1.	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

30.9.1.2.	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the relevant central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

30.9.2.	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.10.	Disruption to Payment Systems etc.

30.10.1.	If the Facility Agent determines (in its reasonable discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

30.10.1.1.	the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

30.10.1.2.	the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in Clause 30.10.1.1 (Disruptions to Payment Systems etc.) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

30.10.1.3.	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 30.10.1.1 (Disruptions to Payment Systems etc.) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

30.10.1.4.	any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

30.10.1.5.	the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.10 (Disruption to Payment Systems etc.); and

30.10.2.	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 30.10.1.4.

31.	SET-OFF

31.1.	A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.2.	The Security Agent shall not set-off or apply any proceeds held or recovered by it in connection with the Proceeds Account or the Security Documents against any indebtedness due by the Borrower to the Security Agent which is not indebtedness due to any Finance Party under any Finance Document or pursuant to any Secured Liabilities.

32.	NOTICES

32.1.	Communications in Writing

32.1.1.	Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2.	Addresses

32.2.1.	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

32.2.1.1.	in the case of the Borrower, that identified with its name on the signature page;

32.2.1.2.	in the case of each Finance Party (other than the Facility Agent), that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

32.2.1.3.	in the case of each Agent, that identified with its name on the signature page; or

32.2.1.4.	any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

32.3.	Delivery

32.3.1.	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

32.3.1.1.	if by way of fax, when received in legible form;

32.3.1.2.	if by way of letter, when it has been left at the relevant address or five Business Days after being submitted to courier in an envelope addressed to it at that address; or

32.3.1.3.	and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

32.3.2.	Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature (or any substitute department or officer as the Facility Agent shall specify for this purpose).

32.3.3.	All notices from or to the Borrower shall be sent through the Facility Agent.

32.4.	Notification of Address and Fax Number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

32.5.	Electronic Communication

32.5.1.	Any communication to be made between the Borrower and the Agents and/or Lenders under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Borrower, Agent and the relevant Lender:

32.5.1.1.	agree that, unless and until notified to the contrary, this is to be an accepted form of communication (and for the avoidance of doubt the Parties hereby so agree that it is an accepted form of communication under the Finance Documents); and

32.5.1.2.	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means.

32.5.1.3.	The Borrower, Agent and each Lender shall notify each other of any change to their electronic mail address or any other such information supplied by them.

32.5.1.4.	Any electronic communication made between the Borrower, Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by the Borrower or a Lender to an Agent only if it is addressed in such a manner as that Agent shall specify for this purpose.

32.6.	English Language

32.6.1.	Any notice given under or in connection with any Finance Document must be in English.

32.6.2.	All other documents provided under or in connection with any Finance Document must be:

32.6.2.1.	in English; or

32.6.2.2.	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1.	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2.	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3.	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.4.	Currency Conversion

If at any time for any purpose (including for converting any sum received by an Administrative Party under any Finance Document or otherwise which is denominated in a currency which is not US Dollars) an Administrative Party is required or wishes to convert a sum of money into another currency, it shall use that Administrative Party’s Spot Rate.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the Law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

36.	AMENDMENTS AND WAIVERS

36.1.	Required Consents

36.1.1.	Subject to Clause 36.2 (Exceptions):

36.1.1.1.	a Finance Document may be amended only with the consent of the Majority Lenders and the Borrower;

36.1.1.2.	compliance by the Borrower with any provision of a Finance Document may be waived only with the consent of the Majority Lenders; and

36.1.1.3.	compliance by a Finance Party with any provision of a Finance Document may be waived only with the consent of the Majority Lenders and the Borrower party thereto.

36.1.2.	Any such amendment or waiver shall be binding on all Parties.

36.1.2.1.	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

36.2.	Exceptions

36.2.1.	An amendment or waiver that has the effect of changing or which relates to:

36.2.1.1.	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

36.2.1.2.	an extension to the date of payment of any amount under the Finance Documents;

36.2.1.3.	an extension of the Availability Period;

36.2.1.4.	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

36.2.1.5.	an increase in or an extension of any Commitment;

36.2.1.6.	a change in the currency of the Facility;

36.2.1.7.	a change to the Borrower;

36.2.1.8.	any provision which expressly requires the consent of all the Lenders;

36.2.1.9.	Clause 2.2 (Finance Parties’ Rights and Obligations), Clause 23 (Changes to the Lenders), Clause 24 (Changes to the Borrower), Clause 25.9 (Lenders’ Indemnity to the Agents) or this Clause 36 (Amendments and Waivers); or

36.2.1.10.	the release of any Charge (or part thereof) or of any Collateral (or part thereof) (except as provided in any Security Document),

shall not be made without the prior consent of all the Lenders.

36.2.2.	An amendment or waiver which relates to the rights or obligations of any Administrative Party may not be effected without the consent of that Administrative Party.

36.3.	Borrower Consent

36.3.1.	The Borrower hereby consents to Standard Chartered Bank, South Africa, Credit Suisse AG (the Banks) and each of their respective officers and agents disclosing information relating to the Borrower and its account(s) and/or dealing relationship(s) with either of the Banks, including but not limited to details of its facilities, any security taken, transactions undertaken and balances and positions with the Banks, to:

36.3.1.1.	any of their Affiliates (including branches) and representatives in any jurisdiction (together with the Banks, the Permitted Parties);

36.3.1.2.	professional advisers, insurers or insurance brokers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties;

36.3.1.3.	any actual or potential assignee, novatee, transferee, participant or sub-participant in relation to any of the Bank’s rights and/or obligations under any agreement (or any agent or adviser of any of the foregoing);

36.3.1.4.	any rating agency or direct or indirect provider of credit protection to any Permitted Party; and

36.3.1.5.	as required by any law or Authority with jurisdiction over any of the Permitted Parties.

36.4.	Swiss banking secrecy waiver

36.4.1.	The Borrower hereby authorises each Lender and each Lender’s branches, affiliates and/or direct and indirect subsidiaries to disclose by means of telephone, fax, mail or any other means of telecommunications, including, but not limited to, electronic data transmission, and/or to grant access from or through branches, affiliates and/or direct and indirect subsidiaries, any information in connection with this Agreement and the Facilities granted hereunder, including, but not limited to, the Borrower’s name, domicile, address, and the terms and conditions of this Agreement (the Data) to any of their branches, affiliates, direct and indirect subsidiaries and/or to third parties within Switzerland or abroad to the extent as required or useful for the preparation, negotiation, execution, performance, administration, hedge or syndication of this Agreement and/or the Facilities granted hereunder, and/or for due exercise of their respective rights or fulfilment of their respective obligations, and/or for business management purposes, including, without limitation, data and transaction processing services, information technology (including production, testing and development, services and support), risk oversight, reporting, international collaboration and coordination and managing of conflicts of interests. For this purpose the Borrower releases each Lender and each Lender’s affiliates, branches, directors, officers, employees and professional advisers from any confidentiality obligations and any further restrictions based on the Swiss or other applicable bank-client confidentiality and data protection legislation among each other and towards any relevant third party with respect to the Data.

36.4.2.	The Borrower acknowledges that the Data may also be shared, processed or held outside of Switzerland and, therefore, will be subject to the laws of the countries where the Lenders’ affiliates and/or the relevant third parties are located and will not be covered by Swiss laws including Swiss bank-client confidentiality and data protection rules. The laws and regulations of such foreign countries may not necessarily offer the same level of confidentiality, bank-client confidentiality or data protection as Swiss laws do, and may require e.g. the foreign financial institutions and/or insurance companies to disclose all or any part of the Data to authorities or third parties (e.g. also after a possible revocation of this present authorisation).

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

39.	ENFORCEMENT

39.1.	Jurisdiction of English Courts

39.1.1.	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement (whether in whole or in part)) (a Dispute).

39.1.2.	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

39.1.3.	This Clause 39.1 (Jurisdiction of English Courts) is for the benefit of the Finance Parties only.

As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2.	Service of Process

39.2.1.	Without prejudice to any other mode of service allowed under any relevant law, the Borrower and the Security SPV each:

39.2.1.1.	irrevocably appoints the respective party named in Clause 39.2.2 and 39.2.3 below, (the Process Agent), or such other process agent as notified in writing to the other Parties from time to time, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

39.2.1.2.	agrees that failure by an agent for service of process to notify the Borrower of the process will not invalidate the proceedings concerned.

39.2.2.	In respect of the Borrower, the process agent shall be Law Debenture Corporate Services, Fifth Floor, 100 Wood Street, London EC2V 7EX.

39.2.3.	In respect of the Security SPV, the process agent shall be Credit Suisse International, 1 Cabot Square, Canary Wharf, London E14 4QJ.

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agents. Failing this, the Agents may appoint another agent for this purpose.

The Borrower expressly agrees and consents to the provisions of this Clause 39 (Enforcement) and Clause 38 (Governing Law).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

Original Lenders

Name of Original Lender	Facility A1 Commitment (US$)	Facility A2 Commitment (US$)	Facility A3 Commitment (US$)	Facility A4 Commitment (US$)	Total Commitments (US$)
Credit Suisse AG	1,500,000	2,500,000	25,500,000	59,999,965.50	89,499,965.50
Standard Chartered Bank	1,500,000	2,500,000	25,500,000	59,100,034.50	88,600,034.50

Total	3,000,000	5,000,000	51,000,000	119,100,000	178,100,000.00

Schedule 2

Form of Transfer Certificate

To:	Credit Suisse AG, as Facility Agent

From:	[Insert name of Current Lender] (the Current Lender)

and

[Insert name of New Lender] (the New Lender)

Dated: [    ]

Dear Sirs

SOUTHGOLD EXPLORATION PROPRIETARY LIMITED — US$178,100,000 term loan facility agreement dated [•] (the Facility Agreement)

1.	We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for Transfer) of the Facility Agreement:

2.1	The Current Lender and the New Lender agree to the Current Lender transferring to the New Lender by novation all or part of the Current Lender’s Commitment, rights and obligations referred to in the schedule hereto in accordance with Clause 23.5(Procedure for Transfer) of the Facility Agreement.

2.2	The proposed Transfer Date is [•].

2.3	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) of the Facility Agreement are set out in the schedule.

3.	The New Lender expressly acknowledges the limitations on the Current Lender’s obligations set out in Clause 23.4 (Limitation of Responsibility of Current Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate and any non-contractual obligations arising out of it are governed by the laws of England.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[Insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Current Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [Insert date].

For and on behalf of

Credit Suisse (in its capacity as Facility Agent)

(Sign)

Name:[•]

Title: [•]

Date: [•]

Schedule 3

Mining Titles

1.	Southgold Exploration Proprietary Limited

Description	Reference No	Status
Mining Right	MP30/5/1/2/2/248MR	Registered

2.	Puma Gold Proprietary Limited

Description	Reference No	Status
Prospecting Right	MP30/5/1/1/2/1107PR	Registered

Schedule 4

Disclosure

1.	Southgold has received notification from Gold Fields Limited (“Gold Fields”) that it intends to seek rescission of a 2007 agreement under which Gold Fields cancelled a 2% net smelter royalty over a majority of “Area 1” of the Burnstone Mine. Under that transaction, which was part of the Tranter transaction, Gold Fields cancelled the royalty for consideration of $11 million (ZAR 80 million), that was paid by Great Basin in 2007. On the condition that Gold Fields should receive certain Mining Charter score card credits from the South African government, Gold Fields donated the proceeds to Tranter which Tranter used to part fund the acquisition of the Great Basin shares.

As Gold Fields has not received these credits, Southgold and Gold Fields have been discussing a mutually acceptable settlement that will not impact on the transformation agenda of the South African Government.

On March 12, 2012, Gold Fields gave notice of arbitration to Southgold in respect of this matter. The arbitration was confirmed to take place over the week 11 – 15 February 2013, but Gold Fields requested a postponement. The parties have since engaged in settlement negotiations but no settlement has yet been reached. Failing the conclusion of a settlement a new arbitration date would be agreed between the parties depending on the availability of the arbitrator.

Schedule 5

Pro forma Monthly Report

Southgold Exploration Operating results (Expressed in US Dollars)
Month ended				Year to date December 31 2012
Actual	Budget	Variance		Actual	Budget	Variance
Ore tons mined
Au ounces extracted
Au ounces recovered
Au ounces sold
Tons milled
Cash cost per Au oz (extracted) (US$)
Cash cost per ton (extracted (US$)
Cash cost per Au oz (sold) (US$)
Cash cost per ton (milled) (US$)
Recovered Au price (US$)

$’000	$’000	$’000		$’000	$’000	$’000

Revenue
Production mining
Production milling
Gross profit / (loss)

Exploration costs
Non-mining related costs
Other
Gross profit / (loss) from operating activities

Capital expenditure

Mine development
Mining equipment
Metallurgical plant
Vertical shaft
Surface infrastructure
Other
Total capital expenditure

Amended production costs
Mining
Milling
Less adjustments
-a
-b
-c

3 month average production cost calculation

Production (Au rec oz)

Jul-13
Aug-13

Sep-13
Total production

Production costs

Jul-13
Aug-13
Sep-13
Total production costs

3 month production cost per Au oz

Schedule 6

Pro forma Production Report

Southgold Exploration operating results (‘Expressed in US Dollars)

Month ended				Year to date December 31 [Year]
Actual	Budget	Variance		Actual	Budget	Variance
		0	Ore tons mined			0
		0	Au ounces extracted			0
		0	Au ounces recovered			0
		0	Au ounces sold			0
		0	Tons milled			0
$	$	$	Cash cost per Au oz	$	$	$
(extracted) (US$)
$	$	$	Cash cost per ton (extracted)	$	$	$
$	$	$	Cash cost per Au oz (sold)	$	$	$
$	$	$	Cash cost per ton (milled)	$	$	$
$	$	$	Recovered Au price (US$)	$	$	$
$ [1]000	$ [1]000	$ [1]000		$ [1]000	$ [1]000	$ [1]000

$ 0	$ 0	$ 0	Revenue			$ 0
$ 0	$ 0	$ 0	Production mining			$ 0
$ 0	$ 0	$ 0	Production milling			$ 0

$ 0	$ 0	$ 0	Gross profit / (loss)	$ 0	$ 0	$ 0

$ 0	$ 0	$ 0	Exploration costs			$ 0
$ 0	$ 0	$ 0	Non-mining related costs			$ 0
$ 0	$ 0	$ 0	Other			$ 0

Gross profit / (loss) from operating activities
Capital expenditure
Mine development
Mining equipment
Metallurgical plant
Vertical shaft
Surface infrastructure
$	$	$	Other	$	$	$
Total capital expenditure

Amended production costs
Mining
$	$	$	Milling	$	$	$
Amended production costs
3 month average production cost calculation Production
(Au rec oz)
Jul
#
Aug
Sep
Total production costs
3 month production cost per

Schedule 7

Fixed Payment Schedule

			TOTAL	C2014	C2015	C2016	C2017	C2018	C2019	C2020	C2021	C2022	C2023	C2024
Guaranteed Payments	ZAR (Million	)	900	69	—	13	23	16	31	45	43	69	70	68

C2025	C2026	C2027	C2028	C2029	C2030	C2031	C2032	C2033	C2034	C2035	C2036	C2037
73	33	54	96	42	56	51	32	—	16	—	—	—

1

Schedule 8

Independent Expert Protocol

Where this Agreement provides that a matter is to be determined by the Independent Expert (as contemplated in clauses 1.1.140 and 19.8), the following shall apply:

(a)	the Independent Expert shall act as an expert and not as a mediator or arbitrator;

(b)	in reaching his or its determination, the Independent Expert shall have regard to what will be in the best commercial interests of the continued further development, operation and maintenance of the Project and the optimal exploitation of gold-bearing ore from the geological and geophysical areas comprising the Existing Mining Titles;

(c)	the determination of the Independent Expert shall (in the absence of manifest error) be final and binding on the Parties;

(d)	the Independent Expert shall attempt to reach his or its determination as soon as practicable in the circumstances;

(e)	subject to any express provision to the contrary, the Independent Expert shall determine the liability for his or its charges, which shall be paid accordingly by the Parties concerned;

(f)	the Independent Expert shall be entitled to determine such methods and processes as he or it may, in his or its sole discretion, deem appropriate in the circumstances provided that the Independent Expert may not adopt any process which is biased, unfair or unreasonable;

(g)	the Independent Expert shall consult with the relevant Parties (provided that the extent of the Independent Expert’s consultation shall be in his sole discretion) prior to rendering a determination; and

(h)	having regard to the sensitivity of any confidential information, the Independent Expert shall be entitled to take advice from any person considered by him or it to have independent expert knowledge with reference to the matter in question.

SIGNATURES

Borrower

EXECUTED by:

SOUTHGOLD EXPLORATION

PROPRIETARY LIMITED

Acting by:

/s/ P.F. Van Den Steen
Name:	P.F. VAN DEN STEEN
Title:	BRP

Prior to Effective Date:

Physical Address:	Ground Floor, 138 West Street, Sandton, 2146, South Africa

Postal Address:	P O Box 78182, Sandton, 2146 South Africa

Attention:	The Chief Executive Officer

Fax:	+27 (0)11 3011 840

With a copy to (which shall not constitute notice):

Address:	McMillan, Suite 1500 – 1055 West Georgia Street, Vancouver, British Columbia V6E 4N7

Attention:	Bernie Zinkhofer / Great Basin Responsible Partner

Fax:	+001 (604) 685 7084

After Effective Date:
Physical Address:	Libanon Business Park, 1 Hospital Road (off Cedar Avenue), Libanon, Westonaria, 1779

Postal Address:	Charl Keyter

Attention:	The Chief Executive Officer

Fax:	+27 (0)11 278 9873

Lender

EXECUTED by:

CREDIT SUISSE AG

Acting by:

/s/ Stefan Gerig		/s/ Herbert Plank
Name:	Stefan Gerig	Name:	Herbert Plank
Title:	Director	Title:	Managing Director

Address:	Giesshuebelstrasse 30, 8070 Zurich Switzerland
Attention:	Stefan Gerig
Telephone:	+41 44 334 45 13
Fax:	+41 44 333 21 04
Email:	portfolio.admin@credit-suisse.com /
Stefan.gerig@credit-suisse.com

Lender

EXECUTED by:

STANDARD CHARTERED BANK

Acting by:

/s/ Philip Rees		/s/ P.A. Johnson
Name:	PHILIP REES	Name:	P.A. JOHNSON
Title:	SENIOR MANAGER	Title:	REGIONAL HEAD.

Address:	1 Basinghall Avenue, London EC2V 5DD, United Kingdom
Attention:	Mark Sumner / Phil Rees
Telephone:	+44 20 7885 7342 / +44 20 7885 7637
Fax:	+44 20 7885 7828
Email:	mark.sumner@sc.com / Phil.Rees@sc.com

Facility Agent

EXECUTED by:

CREDIT SUISSE AG

Acting by:

/s/ Stefan Gerig		/s/ Herbert Plank
Name:	Stefan Gerig	Name:	Herbert Plank
Title:	Director	Title:	Managing Director

Address:	Giesshuebelstrasse 30, 8070 Zurich Switzerland
Attention:	Stefan Gerig
Telephone:	+41 44 334 45 13
Fax:	+41 44 333 21 04
Email:	portfolio.admin@credit-suisse.com /
Stefan.gerig@credit-suisse.com

Security Agent

EXECUTED by:

CREDIT SUISSE AG

Acting by:

/s/ Stefan Gerig		/s/ Herbert Plank
Name:	Stefan Gerig	Name:	Herbert Plank
Title:	Director	Title:	Managing Director

Address:	Giesshuebelstrasse 30, 8070 Zurich Switzerland
Attention:	Stefan Gerig
Telephone:	+41 44 334 45 13
Fax:	+41 44 333 21 04
Email:	portfolio.admin@credit-suisse.com /
Stefan.gerig@credit-suisse.com

Parallel Debt Agent

EXECUTED by:

STANDARD CHARTERED BANK

Acting by:

/s/ Philip Rees		/s/ P.A. Johnson
Name:	PHILIP REES	Name:	P.A. JOHNSON
Title:	SENIOR MANAGER	Title:	REGIONAL HEAD

Address:	5th Floor, No.4 Sandown Valley Crescent, Sandton, 2196, Gauteng Province South Africa
Attention:	Andrew Dixon Smith
Telephone:	+27 11 217 6626 / +27 71 882 4424
Fax:	+27 (0)11 217 6641
Email:	Andrew.DixonSmith@sc.com

Security SPV

EXECUTED by:

PURPLE RAIN SECURITY SPV (RF)

PROPRIETARY LIMITED

Acting by:

/s/ T. Ross-Gillespie
Name:	T. Ross-Gillespie	Name:
Title:	Director	Title:

Address:	GMG Trust Company, 3rd Floor, 200 on Main, Cnr Main and Bowwood Roads, Claremont 7708
Attention:	Managing Director
Telephone:	+27 21 657 6010
Fax:	086 673 3490
Email:	tamara@gmgtrust.co.za